As filed with the U.S. Securities and Exchange Commission on September 20, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ________________

CRUZANI, INC.
(f/k/a US Highland, Inc.)
(Exact Name of Registrant as Specified in its Charter)

Nevada	3751	26-4144571
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3500 Lennox Road, Suite 1500

Atlanta, Georgia 30309

(404) 419-2253

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Everett M. Dickson

Chief Executive Officer

Cruzani, Inc.

3500 Lennox Road, Suite 1500

Atlanta, Georgia 30309

(404) 419-2253

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Ave. South

Woodbridge, NJ 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐		Accelerated filer:	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	3,100,000		$0.105	$325,500.00	$40.52
Common Stock, $0.00001 par value per share, issuable upon exercise of Warrants	76,381	(2)	$0.105	$8,020.01	$1.00
Total:	3,176,381			$333,520.01	$41.52

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(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416. The amount of shares of common stock to be registered reflects the assumed 1-for-100 reverse stock split of our common stock, which will be effected prior to the effectiveness of this registration statement.

(2)	All 76,381 shares of Common Stock issuable upon exercise of Warrants are to be offered by the selling stockholder named herein.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act.
(4)

Based on the average of the high and low sales prices for the registrant’s common stock on September 11, 2018, adjusted to reflect the assumed 1-for-100 reverse stock split of our common stock, which will be effected prior to the effectiveness of this registration statement.

The Registrant hereby may amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2018

PRELIMINARY PROSPECTUS

Cruzani, Inc.

3,176,381 Shares of Common Stock

 _____________________________________

This prospectus relates to the offer and resale of up to 3,176,381 shares of our common stock, par value $0.00001 per share, by the selling stockholders identified on page 12. The common stock offered consists of: (i) up to 3,100,000 shares of common stock (the “Common Stock”) and (ii) up to 76,381 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”).

The shares of Common Stock being registered hereunder represent shares that L2 Capital, LLC (“L2 Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on July 23, 2018 (the “Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital. This arrangement is also sometimes referred to herein as the “Equity Line.” We are also registering for resale the shares of common stock underlying the Warrants which were issued to L2 Capital in connection with the Equity Purchase Agreement.

For more information about the selling stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 12.

The selling stockholders may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

L2 Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 13.

We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholders. We will, however, receive proceeds from the sale of shares directly to L2 Capital pursuant to the Equity Line and may receive proceeds from the cash exercise of the Warrants to purchase shares of our common stock.

Our common stock is quoted on the OTC Marketplace operated by the OTC Markets Group, Inc., or “OTC,” under the ticker symbol “UHLN.” On September 5, 2018, the average of the high and low sales prices of our common stock was $0.105 per share, adjusted to reflect the assumed 1-for-100 reverse stock split of our common stock, which will be effected prior to the effectiveness of this registration statement.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2018.

 _______________________________

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, operating results and prospects may have changed since that date.

Cruzani, Inc., the Cruzani logo, and other trademarks or service marks of Cruzani, Inc. appearing in this prospectus are the property of Cruzani, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” “Cruzani” refer to Cruzani, Inc., together with its subsidiaries.

Our Business

Cruzani, Inc. is a franchise development company that builds and represents popular franchise concepts, and other related businesses, throughout the United States as well as international markets. Cruzani, Inc. was originally formed as a limited liability company on February 5, 1999 under the name The Powerhouse, L.L.C. pursuant to the laws of the State of Oklahoma. On November 9, 2006, Powerhouse Productions, L.L.C. filed Articles of Conversion changing the entity from a limited liability company to a corporation under the name Harcom Productions, Inc. On January 25, 2010, Articles of Merger were filed with the State of Oklahoma merging U.S. Highland, Inc., an Oklahoma corporation into Harcom Productions, Inc. and the name of the corporation was changed to US Highland, Inc. US Highland, Inc. was a recreational power sports Original Equipment Manufacturer (“OEM”), developing motorcycles, quads, single cylinder engines, and v-twin engines under its own brand and for other OEMs. During 2017, the Company exited the recreational power sports OEM and leisure activity vehicles markets.

On June 29, 2018, the Company filed Amended and Restated Articles of Incorporation with the State of Nevada to change its name to Cruzani, Inc. The name change is subject to approval by the Financial Industry Regulatory Authority (known as “FINRA”) to reflect the Company’s change of its business direction. Supreme Sweets Acquisition Corp., a subsidiary of the Company, was renamed Oventa, Inc. (“Oventa”). Oventa operates in a 39,000 sq. foot, commercial bakery located in Toronto, Ontario, Canada, which was established in March 2015 by Mario Parravano and Barbara Parravano (collectively, the “Founders”). The Founders have been a successful and innovative force in the baked goods industry since the early 1980’s. Oventa is operating and ideally situated in west-end Toronto at the junction of two major Toronto highways, fronting the Q.E.W. corridor, 10 minutes from downtown Toronto, and only 10 minutes from Pearson International Airport. Oventa’s high speed bread, pastry and donut lines, spiral and walk-in coolers and freezers, tunnel, revolving, and deck ovens, and equipment to produce virtually any bakery or snack product are in place and operational. There is considerable room to expand on the property. The current gross annual revenue for Oventa is approximately CAD $1 million. Oventa services local coffee shops and manufactures private label products for customers in Canada and the U.S.

Oventa will be the second, major operational focus of the Company. The acquisition of Oventa is in addition to the acquisition of TruFood Provisions Co., which is being rebranded and will launch in 2019.

Additionally, on September 7, 2018, the Company entered into a binding letter of intent (the “LOI”) with Recipe Food Co. (“RFC”) for the proposed acquisition by the Company of 80% of the shares of common stock of RFC on a fully-diluted basis (the “Acquisition”). The LOI may be terminated by, (i) written notice by the Company, (ii) execution of a definitive agreement, or (iii) by either party if the Acquisition has not been consummated by October 31, 2018. Pursuant to the LOI, the Company has delivered a non-refundable deposit in the amount of $50,000 to RFC and RFC has agreed, until the earlier of the closing of the Acquisition or termination of the LOI that it will not solicit, discuss, accept, approve, respond to or encourage any inquiries or proposals relating to, or engage in any negotiations with, any third party with respect to any transaction similar to the Acquisition or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of RFC, including, but not limited to, a merger, acquisition, strategic investment or similar transaction. The closing of the Acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as to the completion of full legal and financial due diligence.

Our principal executive office is located at 3500 Lennox Road, Suite 1500, Atlanta, GA 30309. Our telephone number is (404) 419-2253 and our website is www.cruzani.com. Unless expressly noted, none of the information on our website is part of this prospectus or any prospectus supplement. Our common stock is quoted on the OTC Marketplace operated by the OTC Markets Group, Inc., or “OTC,” under the ticker symbol “UHLN.”

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OFFERING SUMMARY

Common stock that may be offered by selling stockholders	3,176,381 shares (1)

Common stock outstanding before this offering	9,252,402 shares (1)

Common stock to be outstanding after this offering	12,428,783 shares (1)(2)

Use of proceeds

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholders. We will receive proceeds from the sale of shares to L2 Capital. L2 Capital has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of (i) the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000, (ii) July 23, 2020, or (iii) written notice of termination by the Company to L2 Capital (which shall not occur at any time that L2 Capital holds any of the Put Shares).

L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest one (1) traded price of the common stock on the OTC Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date on which the put shares are delivered to L2 Capital (the “Clearing Date”), or beginning on the Clearing Date if the respective Put Shares are received as DWAC Shares in L2 Capital’s brokerage account prior to 11:00 a.m. ET (the “Valuation Period”). In order to exercise the put, certain conditions must be met at each put notice date including, but not limited to: (i) we must have an effective registration statement, (ii) our common stock must be deposit/withdrawal at custodian (“DWAC”) eligible, (iii) the minimum price must exceed $0.0005, and (iv) the number of shares to be purchased by L2 Capital may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by L2 Capital, would exceed 9.99% of our shares of common stock outstanding.

For further information, see “The Offering” beginning on page 9.

Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 13.

Risk factors

You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

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(1)	Adjusted to reflect the assumed 1-for-100 reverse stock split of our common stock, which will be effected prior to the effectiveness of this registration statement.
(2)	Assumes the issuance of (i) 3,100,000 shares offered hereby that are issuable under our Equity Purchase Agreement with L2 Capital and (ii) the full exercise by L2 Capital of the 76,381 shares of common stock issuable upon exercise of the Warrants being registered hereunder.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business

Our operating and financial results and growth strategies are closely tied to the success of our franchise concepts.

Substantially all of our operations are tied to our franchise concepts which makes us dependent on the financial success and cooperation of our franchise partners. If a significant franchise concept or a significant number of our franchise partners become financially distressed, our operating and financial results could be impacted through reduced or delayed revenues. Our success also depends on the willingness and ability of our franchise partners to implement major initiatives, which may include financial investment. Our franchise partners may be unable to successfully implement strategies that we believe are necessary for their further growth, which in turn may harm the growth prospects and financial condition of the company. Additionally, the failure of our franchise partners to focus on the fundamentals of restaurant operations or food production could have a negative impact on our business.

If we fail to identify, recruit and contract with a sufficient number of qualified franchise concepts, our ability to pursue and build new franchise concepts and increase our revenues could be materially adversely affected.

The opening of additional franchise concepts depends, in part, upon the availability of prospective concepts who meet our criteria. Our growth strategy requires us to identify, recruit and contract with a growing number of new franchise concepts. We may not be able to identify, recruit or contract with suitable franchises in our target markets on a timely basis or at all. If we are unable to recruit suitable concepts or if such suitable franchises are unable or unwilling to open new restaurants as planned, our growth may be slower than anticipated, which could materially adversely affect our ability to increase our revenues and materially adversely affect our business, financial condition and results of operations.

We may experience difficulties in integrating acquired businesses with our existing business.

The completed and pending acquisitions of TruFood and Oventa involve the integration of these brands and their related operations with our existing business and financial accounting and reporting systems. The difficulties of integration include:

●	coordinating and consolidating geographically separated systems and facilities;

●	integrating the management and personnel of the acquired brands, maintaining employee morale and retaining key employees;

●	implementing our management information systems and financial accounting and reporting systems;

●	establishing and maintaining effective internal control over financial reporting; and

●	implementing operational procedures and disciplines to control costs and increase profitability.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business and that of our acquired franchise concepts, and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of the these operations could have an adverse effect on our business, results of operations and financial condition after the acquisition.

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Achieving the anticipated benefits of these acquisitions will depend in part upon whether we can integrate them in an efficient and effective manner. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the acquired brands, the anticipated benefits of the acquisition may not be realized.

Our strategy includes pursuing opportunistic acquisitions of additional franchise concepts, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

As part of our strategy, we intend to opportunistically acquire new franchises and restaurant concepts. Although we believe that opportunities for future acquisitions may be available from time to time, competition for acquisition candidates may exist or increase in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate additional franchises or restaurant concepts without substantial costs, delays or operational or financial problems. In the event we are able to acquire additional franchises or restaurant concepts, the integration and operation of such acquisitions may place significant demands on our management, which could adversely affect our ability to manage our existing restaurant concepts. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

We may not achieve our target development goals and the addition of new franchise concepts may not be profitable.

Our growth strategy depends in part on our ability to add franchise concepts. The successful development and retention of new franchise concepts depends in large part on our ability to attract capital and the ability of our franchise concepts to operate these concepts profitably. We cannot guarantee that we or our current or future franchise partners will be able to achieve our expansion goals or that new concepts will be operated profitably. Further, there is no assurance that any new franchise concept will produce operating results similar to our expectations.

Failure to protect our service marks or other intellectual property could harm our business.

We regard our service marks and trademarks related to our franchise concepts, as having tangible value and being important to our marketing efforts. We rely on a combination of protections provided by contracts, copyrights, patents, trademarks, service marks and other common law rights, such as trade secret and unfair competition laws, to protect our franchise concepts and related businesses from infringement. Effective intellectual property protection may not be available in every country in which our franchise concepts operate or intend to operate. There can be no assurance that these protections will be adequate and defending or enforcing our service marks and other intellectual property could result in the expenditure of significant resources. We may also face claims of infringement that could interfere with the use of the proprietary knowhow, concepts, recipes, or trade secrets used in our businesses. Defending against such claims may be costly, and we may be prohibited from using such proprietary information in the future or forced to pay damages, royalties, or other fees for using such proprietary information, any of which could negatively affect our business, reputation, financial condition, and results of operations.

If our franchise concepts are unable to protect their customers’ credit card data and other personal information, our franchise concepts could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.

Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose our franchise concepts to increased risk of privacy and/or security breaches as well as other risks. The majority of our restaurant sales are by credit or debit cards. In connection with credit or debit card transactions in-restaurant, our franchise concepts collect and transmit confidential information by way of secure private retail networks. Additionally, our franchises collect and store personal information from individuals, including their customers and employees.

Although our franchises use secure private networks to transmit confidential information and debit card sales, our security measures and those of technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. Our franchises must abide by the payment card industry standards, as modified from time to time, in order to accept electronic payment transactions.

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If a person is able to circumvent our franchises’ security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. Our franchises may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and our franchises may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause our franchises to incur significant unplanned expenses, which could have an adverse impact on our financial condition, results of operations and cash flows.

We and our franchise concepts rely on computer systems to process transactions and manage our business, and a disruption or a failure of such systems or technology could harm our ability to effectively manage our business.

Network and information technology systems are integral to our business. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Despite the implementation of protective measures, our systems are subject to damage and/or interruption as a result of power outages, computer and network failures, computer viruses and other disruptive software, security breaches, catastrophic events, and improper usage by employees. Such events could result in a material disruption in operations, a need for a costly repair, upgrade or replacement of systems, or a decrease in, or in the collection of, royalties and advertising fund contributions paid to us by our franchisees. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability which could materially affect our results of operations. It is also critical that we establish and maintain certain licensing and software agreements for the software we use in our day-to-day operations. A failure to procure or maintain these licenses could have a material adverse effect on our business operations.

The retail food industry in which we operate is highly competitive.

The retail food industry in which our franchise concepts operate is highly competitive with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If consumer or dietary preferences change, if our marketing efforts are unsuccessful, or if our franchise concepts are unable to compete successfully with other retail food outlets in new and existing markets, our business could be adversely affected. We also face growing competition as a result of convergence in grocery, convenience, deli and restaurant services. Competition from delivery aggregators and other food delivery services has also increased in recent years, particularly in urbanized areas. Increased competition could have an adverse effect on our sales, profitability or development plans, which could harm our financial condition and operating results.

Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

The food products sold by our franchises are sourced from a variety of domestic and international suppliers. We, along with our franchises, are also dependent upon third parties to make frequent deliveries of food products and supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of food items and other supplies to our franchises’ restaurants and customers could adversely affect the availability, quality and cost of items we use and the operations of our franchises’ restaurants. Such shortages or disruptions could be caused by inclement weather, natural disasters, increased demand, problems in production or distribution, restrictions on imports or exports, the inability of vendors to obtain credit, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, suppliers’ or distributors’ failure to meet our standards, product quality issues, inflation, the price of gasoline, other factors relating to the suppliers and distributors and the countries in which they are located, food safety warnings or advisories or the prospect of such pronouncements, the cancellation of supply or distribution agreements or an inability to renew such arrangements or to find replacements on commercially reasonable terms, or other conditions beyond our control or the control of our franchisees.

An increase in food prices may have an adverse impact on our franchise concepts’ profit margins.

Our franchise concepts depend on reliable sources of large quantities of raw materials such as protein (including beef and poultry), cheese, oil, flour (for baked goods and other desserts) and vegetables (including potatoes and lettuce). Raw materials purchased for use in our franchises are subject to price volatility caused by any fluctuation in aggregate supply and demand, or other external conditions, such as weather conditions or natural events or disasters that affect expected harvests of such raw materials. As a result, the historical prices of raw materials used in the operation of our franchise concepts have fluctuated. We cannot assure you that our franchise concepts will continue to be able to purchase raw materials at reasonable prices, or that prices of raw materials will remain stable in the future.

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We depend on key executive management.

We depend on the leadership and experience of our relatively small number of key executive management personnel, and in particular key executive management, particularly our Chief Executive Officer, Everett M. Dickson. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key man life insurance policies on any of our executive officers. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

We could be party to litigation that could adversely affect us by increasing our expenses, diverting management attention or subjecting us to significant monetary damages and other remedies.

We may become involved in legal proceedings involving consumer, employment, real estate related, tort, intellectual property, breach of contract, securities, derivative and other litigation. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may not be accurately estimated. Regardless of whether any such claims have merit, or whether we are ultimately held liable or settle, such litigation may be expensive to defend and may divert resources and management attention away from our operations and negatively impact reported earnings. With respect to insured claims, a judgment for monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results of operations.

In addition, the restaurant industry around the world has been subject to claims that relate to the nutritional content of food products, as well as claims that the menus and practices of franchise concepts have led to customer health issues, including weight gain and other adverse effects. These concerns could lead to an increase in the regulation of the content or marketing of our products. We may also be subject to such claims in the future and, even if we are not, publicity about these matters (particularly directed at the quick service and fast casual segments of the retail food industry) may harm our reputation and adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock

Our common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade.

Trading of our common stock is conducted on the OTC Marketplace operated by the OTC Markets Group, Inc., or “OTC,” under the ticker symbol “UHLN.” Not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of the Company. This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. Historically, our common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

We have never paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends depends on our ability to successfully develop our franchise concept business and generate revenue from future operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.

Because our common stock is a “penny stock,” it may be difficult to sell shares of our common stock at times and prices that are acceptable.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

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In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our management concluded that our internal control over financial reporting was not effective as of June 30, 2018. Compliance with public company regulatory requirements, including those relating to our internal control over financial reporting, have and will likely continue to result in significant expenses and, if we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws. As a result, we incur significant legal, accounting, and other expenses, including costs associated with our public company reporting requirements and corporate governance requirements. As an example of public reporting company requirements, we evaluate the effectiveness of disclosure controls and procedures and of our internal control over financing reporting in order to allow management to report on such controls.

Our management concluded that our internal control over financial reporting was not effective as of June 30, 2018 due to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.

If significant deficiencies or other material weaknesses are identified in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. This would likely have an adverse effect on the trading price of our common stock and our ability to secure any necessary additional equity or debt financing.

Risks Relating to our Equity Line with L2 Capital

Resales of shares purchased by L2 Capital under the Equity Purchase Agreement may cause the market price of our common stock to decline.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of (i) the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000, (ii) July 23, 2020, or (iii) written notice of termination by the Company to L2 Capital (which shall not occur at any time that L2 Capital holds any of the Put Shares). This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to L2 Capital pursuant to the Equity Purchase Agreement will be purchased at a price equal to L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest one (1) traded price of the common stock on the OTC Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date on which the put shares are delivered to L2 Capital (the “Clearing Date”), or beginning on the Clearing Date if the respective Put Shares are received as DWAC Shares in L2 Capital’s brokerage account prior to 11:00 a.m. ET (the “Valuation Period”). L2 Capital will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Equity Purchase Agreement itself.

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Puts under Equity Purchase Agreement may cause dilution to existing stockholders.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present L2 Capital with a put notice requiring L2 Capital to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by L2 Capital. L2 Capital may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to L2 Capital in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by L2 Capital, and because our existing stockholders may disagree with a decision to sell shares to L2 Capital at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require L2 Capital to purchase, at our discretion, up to $5,000,000 worth of shares of our common stock in the aggregate, our ability to put shares to L2 Capital and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to L2 Capital at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to L2 Capital to the extent that it would cause L2 Capital to beneficially own more than 9.99% of the outstanding shares of our common stock.

We may not have access to the full amount available under the Equity Purchase Agreement with L2 Capital.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 3,100,000 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to L2 Capital. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with L2 Capital is subject to a number of conditions, there is no guarantee that we will be able to draw down all of the proceeds of $5,000,000 under the Equity Purchase Agreement.

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing growth, the operations of the company, volatility of stock price, commercial viability of our business and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

These risks and uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock to L2 Capital under the Equity Purchase Agreement.

Also, we may receive cash proceeds equal to the total exercise price of any Warrants to the extent that the Warrants are exercised. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges, or other similar transactions. However, these Warrants contain a “cashless exercise” feature that allows the holders, under certain circumstances, to exercise the Warrants without making a cash payment to us. There can be no assurance any of these Warrants will be exercised by the Selling Stockholders at all or that these Warrants will be exercised for cash rather than pursuant to the “cashless exercise” feature.

We will use these proceeds for general corporate and working capital purposes, or for other purposes that our Board of Directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholders of the shares being offered hereby.

THE OFFERING

The selling stockholders may offer and resale of up to 3,176,381 shares of our common stock, par value $0.00001 per share, pursuant to this prospectus. The common stock offered consists of: (i) up to 3,100,000 shares of common stock (the “Common Stock”) and (ii) up to 76,381 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”).

The shares of Common Stock being registered represent shares that L2 Capital has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on July 23, 2018 (the “Equity Purchase Agreement”), which are described below.

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Equity Purchase Agreement and Registration Rights Agreement with L2 Capital, LLC

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of (i) the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000, (ii) July 23, 2020, or (iii) written notice of termination by the Company to L2 Capital (which shall not occur at any time that L2 Capital holds any of the Put Shares). We have no obligation to sell any shares under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 100% of the average daily trading volume in dollar amount for our common stock during the ten (10) trading days immediately preceding the date on which we deliver the applicable put notice. Additionally, such amount may not be lower than $15,000 or higher than $1,000,000. L2 Capital will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause L2 Capital to own more than 9.99% of our common stock.

For each share of the our common stock purchased under the Equity Line, L2 Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest one (1) traded price of the common stock on the OTC Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date on which the put shares are delivered to L2 Capital (the “Clearing Date”), or beginning on the Clearing Date if the respective Put Shares are received as DWAC Shares in L2 Capital’s brokerage account prior to 11:00 a.m. EST (the “Valuation Period”). On the settlement date, L2 Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued under the Equity Line as contemplated by the Registration Rights Agreement described below. The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

The Equity Purchase Agreement contains covenants, representations and warranties of us and L2 Capital that are typical for transactions of this type. In addition, we and L2 Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with L2 Capital requiring us to prepare and file a registration statement registering the resale by L2 Capital of shares to be issued under the Equity Line, to use reasonable best efforts to cause such registration statement to become effective, and to keep such registration statement effective until the earlier of (i) the date as of which L2 Capital may sell all of the shares without restriction pursuant to Rule 144 promulgated under the Securities Act and (ii) the date on which L2 Capital shall have sold all the shares covered under the Equity Line. In accordance with the Registration Rights Agreement, we filed the registration statement of which this prospectus is a part registering the resale by L2 Capital of (i) up to 3,100,000 shares that may be issued and sold to L2 Capital under the Equity Line and (ii) up to 76,381 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”).

The 3,176,381 shares being offered pursuant to this prospectus by L2 Capital will represent approximately 25.6% of our shares of common stock issued and outstanding held by non-affiliates of our Company as of the date of this prospectus assuming the offering is fully subscribed.

The foregoing description of the terms of the Equity Purchase Agreement and Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.10 and 4.8 to our Current Report on Form 8-K on August 6, 2018, and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

We intend to sell L2 Capital periodically our common stock under the Equity Purchase Agreement and L2 Capital may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to L2 Capital to raise the intended amount of funds, as our stock price declines.

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Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to L2 Capital, and our stock price. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Further, if the price of our stock remains at $0.105 per share (which represents the average of the high and low reported sales prices of our common stock on September 11, 2018 adjusted to reflect the assumed 1-for-100 reverse stock split), the sale by L2 Capital of all 3,100,000 of the shares registered in this prospectus would mean we would receive only $341,000 from our sale of shares under the Equity Line. Our ability to issue shares in excess of the 3,100,000 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

In addition, we may have to increase the number of our authorized shares in order to issue shares to L2 Capital in the future. Increasing the number of our authorized shares will require further board and stockholder approval. Accordingly, because our ability to deliver puts to L2 Capital under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $5,000,000 that is available to us under the Equity Line.

Convertible Note and Warrant Financing

In May 2018, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Holder”) pursuant to which the Company issued and sold a promissory note to the Holder in the aggregate principal amount of up to $568,054.00 (the “Note”), which is convertible into shares of common stock of the Company, subject to the terms, conditions and limitations set forth in the Note.

The Note accrues interest at a rate of 8% per annum. The aggregate principal amount of up to $568,054.00 consists of a prorated original issuance discount of up to $55,554.00 and a $12,500 credit to Holder for transactional expenses with net consideration to the Company of up to $500,000 which will be funded in tranches. The maturity date of each tranche funded shall be six (6) months from the effective date of each payment and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees for each tranche, shall be due and payable. The Holder shall have the right at any time to convert all or any part of the funded portion of the Note into fully paid and non-assessable shares of common stock of the Company at the Conversion Price, which is equal to $0.01 per share (the “Fixed Conversion Price”), provided, however, that at any time on or after the occurrence of any Event of Default (as defined therein) under the Note, the Conversion Price shall mean the lesser of the (i) Fixed Conversion Price and (ii) 55% multiplied by the lowest VWAP of the common stock during the thirty (30) Trading Day (as defined therein) period ending, in Holder’s sole discretion on each conversion, on either (i) the last complete Trading Day prior to the conversion date (each a “Conversion Date”) or (ii) the Conversion Date (subject to adjustment as provided in the Note).

In connection with the issuance of the Note and funding of the initial tranche of $50,000.00 on the Note, the Company also issued a common stock purchase warrant to the Holder to purchase up to 7,638,092 shares of the Company’s common stock pursuant to the terms therein (the “Holder Warrant”) as a commitment fee. At the time that each subsequent tranche under the Note is funded by the Holder in cash, then on such funding date, the warrant shares shall immediately and automatically be increased by the quotient of 100% of the face value of the respective tranche and 110% of the VWAP of the common stock on the Trading Day immediately prior to the funding date of the respective tranche. The Holder Warrant is exercisable for a period of five (5) years from date of issuance. The Holder Warrant includes a cashless net exercise provision whereby the Holder can elect to receive shares equal to the value of the Holder Warrant minus the fair market value of shares being surrendered to pay for the exercise.

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SELLING STOCKHOLDERS

This prospectus relates to the offer and resale of up to 3,176,381 shares of our common stock, par value $0.00001 per share, by the selling stockholders identified on page 12. The common stock offered consists of: (i) up to 3,100,000 shares of common stock (the “Common Stock”) and (ii) up to 76,381 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”). The shares of Common Stock being registered hereunder represent shares that L2 Capital, LLC (“L2 Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on July 23, 2018 (the “Equity Purchase Agreement”).

L2 Capital is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus. The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 14, 2018 and the number of shares of our common stock being offered pursuant to this prospectus.

	Shares beneficially owned as of the	Number of	Number of shares to be beneficially owned and percentage of beneficial ownership after the offering (1)(2)
Name of selling stockholder	date of this prospectus (1)	shares being offered	Number of shares	Percentage of class
L2 Capital, LLC (3)	467,053	3,176,381	467,053	4.99%

_______________

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)

The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering assume that they will sell all shares of our common stock being offered pursuant to this prospectus but will still hold the “Commitment Shares” (as defined below).

(3)

L2 Capital is the beneficial owner of (i) 125,000 shares of Series D Convertible Preferred Stock (the “Commitment Shares”) which are convertible, at any time, at the election of Selling Stockholder into shares of common stock at $0.15 per share (assuming the effectiveness of the 1-for-100 reverse stock split), subject to a 4.99% beneficial ownership limitation and (ii) a common stock warrant to purchase up to 76,381 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”). Based on 9,252,402 shares of our common stock issued and outstanding as September 12, 2018 and after giving effect to the assumed 1-for-100 reverse stock split, L2 Capital is deemed to be the beneficial owner of 467,053 shares of common stock of the Company. All shares of our common stock being offered pursuant to this prospectus by the selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder.

Adam Long possesses voting and investment control over shares owned by L2 Capital.

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PLAN OF DISTRIBUTION

The selling stockholders or their respective permitted transferees may, from time to time, sell any or all of shares of our common stock covered hereby on the OTC Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.

L2 Capital, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because L2 Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although L2 Capital has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, L2 Capital may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by L2 Capital under such put notice.

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DESCRIPTION OF SECURITIES

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of one billion, five hundred fifteen million (1,515,000,000), of which one billion, five hundred million (1,500,000,000) shares shall be Common Stock (hereinafter referred to as the “Common Stock”) and fifteen million (15,000,000) shares shall be Preferred Stock (hereinafter referred to as the “Preferred Stock”). The Preferred Stock is currently designated into four series: Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock as follows:

•	Series A Preferred Stock - 3,500,000 shares authorized of which 3,381,520 shares are outstanding

•	Series B Preferred Stock - 10,000 shares authorized of which 5,000 shares are outstanding

•	Series C Preferred Stock - 10,000,000 shares authorized of which 5,000,000 shares are outstanding

•	Series D Preferred Stock - 125,000 shares authorized of which 125,000 shares are outstanding

A description of the rights, preferences and terms of the Preferred Stock is set forth below.

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

As of September 12, 2018, there were 925,240,208 shares of common stock outstanding. It is expected that the Company will complete a 1-for-100 reverse stock split of our common stock during the fourth quarter of 2018. Assuming the effectiveness of such reverse stock split as of the date hereof, there are 9,252,402 shares of common stock outstanding. Our common stock is quoted on the OTC Marketplace operated by the OTC Markets Group, Inc., under the trading symbol “UHLN.”

Voting. Each share of Common Stock shall be entitled to one vote per share at each annual or special meeting of stockholders for the election of directors and upon any other matter coming before such meeting. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to all the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds of the corporation legally available therefor.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of each series of the Preferred Stock shall have been paid in full, the amounts to which they respectively shall be entitled, the remaining assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14673 Midway Road, Suite 220 Addison, TX 75001; 972-612-4120.

Preferred Stock

Series A Preferred Stock

The following summary of the Company’s Series A Preferred Stock is merely a summary, we refer you to our Amended and Restated Articles of Incorporation, Series A Preferred Stock Designation, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Liquidation Rights

Except as otherwise provided by Nevada law or elsewhere in the certificate, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to the Stated Value of $2.00 per share.

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Conversion

The “Conversion Ratio” per share of the Series A Preferred Stock shall be at a ratio of 1:10, meaning every (1) one Preferred A share shall convert into 10 shares of Common Stock of the Company. Holders of Class A Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Class A Preferred Shares into Common Stock at the Conversion Ratio, subject to a 4.99% beneficial ownership limitation.

Voting

The Holder of each share of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder; and, (b) by 10.

Misc. Rights

The shares of Series A Preferred Stock have the following additional rights, preferences and privileges:

•	$0.50 stated value
•	No reissuance upon conversion
•	Rank – senior to all common and all subsequently created preferred (absent consent)
•	No entitlement to dividends
•	Not adjustable for stock splits.
•	Protective Provisions:

•	So long as any shares of Series A are outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of outstanding Series A:

•	Alter or change the rights, preferences or privileges of the Series A;
•	Alter or change the rights, preferences or privileges of the Series A so as to adversely affect the Series A
•	Create new class or series having preference over or pari passu with Series A
•	Increase authorized Series A
•	Issue additional senior securities
•	Redeem, declare or pay dividends or distributions to junior securities

Series B Preferred Stock

The following summary of the Company’s Series B Preferred Stock is merely a summary, we refer you to our Amended and Restated Articles of Incorporation, Series B Preferred Stock Designation, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Liquidation Rights

Except as otherwise provided by Nevada law or elsewhere in the certificate, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to $0.01 per share.

Conversion

The “Conversion Ratio” per share of the Series B Preferred Stock shall be at a ratio of 1:4000, meaning every (1) one Preferred B share shall convert into 4,000 shares of Common Stock of the Company. Holders of Series B Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Series B Preferred Shares into Common Stock at the Conversion Ratio, subject to a 4.99% beneficial ownership limitation.

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Voting

The Holder of each share of Series B Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series B Preferred Stock held by such holder; and, (b) by 4,000.

Misc. Rights

The shares of Series B Preferred Stock have the following additional rights, preferences and privileges:

•	No reissuance upon conversion
•	Rank – senior to all common and all subsequently created preferred (absent consent)
•	No entitlement to dividends
•	Not adjustable for stock splits.
•	Protective Provisions:

•	So long as any shares of Series B are outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of outstanding Series B:

•	Alter or change the rights, preferences or privileges of the Series B;
•	Alter or change the rights, preferences or privileges of the Series B so as to adversely affect the Series B
•	Create new class or series having preference over or pari passu with Series B
•	Increase authorized Series B
•	Issue additional senior securities
•	Redeem, declare or pay dividends or distributions to junior securities

Series C Preferred Stock

The following summary of the Company’s Series C Preferred Stock is merely a summary, we refer you to our Amended and Restated Articles of Incorporation, Series C Preferred Stock Designation, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series C Preferred Stock shall be entitled to be paid the Series C Liquidation Price ($0.01) of all outstanding shares of Series C Preferred Stock, as of the date of such liquidation or dissolution or such other winding up, and no more, in cash or in property taken at its fair value as determined by the Board of Directors of the Corporation, or both, at the election of the Board of Directors. If payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series C Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Conversion

The “Conversion Ratio” per share of the Series C Preferred Stock shall be at a ratio of 1:400, meaning every (1) one Preferred C share shall convert into 400 shares of Common Stock of the Company. Holders of Series C Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Series C Preferred Shares into Common Stock at the Conversion Ratio, subject to a 4.99% beneficial ownership limitation.

Voting

The Holder of each share of Series C Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series C Preferred Stock held by such holder; and, (b) by 400.

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Dividend Preference

While the Series C Preferred Stock is outstanding, each holder of shares of Series C Preferred Stock shall receive four hundred (400) times the dividends declared and paid with respect to each share of Common Stock.

Misc. Rights

•	No redemption
•	No preemptive or subscription rights
•	Reacquired shares may be redesignated and reissued

Series D Preferred Stock

The following summary of the Company’s Series D Preferred Stock is merely a summary, we refer you to our Amended and Restated Articles of Incorporation, Series D Preferred Stock Designation, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Liquidation Rights

Upon any liquidation, dissolution or winding-down of the Company, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be paid in cash, before any payment to common or junior stock, 140% of the Stated Value ($2.00) per share plus any dividends accrued but unpaid thereon. If, upon such liquidation, the assets are insufficient to permit payment in full to the holders of Series D, they shall share ratably in such distribution.

Conversion

The “Conversion Ratio” per share of the Series D Preferred Stock in connection with any Conversion shall be at a ratio of the Stated Value plus dividends accrued but unpaid divided by the fixed conversion price of $0.0015, which conversion price is subject to adjustment. The conversion of the Series D Preferred Stock is subject to 4.99% beneficial ownership limitation that can be waived up to 9.99% by the holder with not less than 61 days’ prior written notice to the Company.

Voting

The shares of Series D Preferred Stock are non-voting except as provided by law or in certain limited protective circumstances. In those circumstances, 66 2/3% of Series D holders must approve the corporate action.

Dividend Preference

The Series D Preferred Stock has 8% cumulative dividends.

Misc. Rights

•	Issuance of common less than conversion price readjusted conversion price to that lower price
•	Optional redemption by company in first 60 days after issuance at 125% premium on Stated Value plus dividends; becomes 140% after initial 60 day period

•	Optional redemption by holder at next financing by company of $1,000 or more in debt or equity at 140%

•	Reacquired shares may be redesignated and reissued
•	Prohibition on debt and variable securities so long as Series D is out subject to certain exceptions.
•	Certain penalties upon default

Warrants

In May 2018, in connection with the purchase by an investor (the “Holder”) of a convertible promissory note, the Company issued a common stock purchase warrant to the Holder to purchase up to 7,638,092 shares of the Company’s common stock pursuant to the terms therein (the “Holder Warrant”) as a commitment fee. At the time that each subsequent tranche under the Note is funded by the Holder in cash, then on such funding date, the warrant shares shall immediately and automatically be increased by the quotient of 100% of the face value of the respective tranche and 110% of the VWAP of the common stock on the Trading Day immediately prior to the funding date of the respective tranche. The Holder Warrant is exercisable for a period of five (5) years from date of issuance. The Holder Warrant includes a cashless net exercise provision whereby the Holder can elect to receive shares equal to the value of the Holder Warrant minus the fair market value of shares being surrendered to pay for the exercise.

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Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33-1/3%;

•	33-1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 31, 2017, we had 132 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation may potentially apply to us in the future and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

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Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Our articles of incorporation contains provisions for “blank-check preferred stock” that may delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

EXPERTS

The consolidated financial statements of Cruzani, Inc. as of and for the years ended December 31, 2017 and 2016, appearing in this prospectus and the registration statement of which it is a part, have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as set forth in their report dated March 30, 2018 (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Lucosky Brookman LLP will provide us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

BUSINESS

Overview

Cruzani, Inc. (“Cruzani” or the “Company”) is a franchise development company that builds and represents popular franchise concepts, and other related businesses, throughout the United States as well as international markets. The Company was originally formed as a limited liability company on February 5, 1999 under the name The Powerhouse, L.L.C. pursuant to the laws of the State of Oklahoma. On November 9, 2006, Powerhouse Productions, L.L.C. filed Articles of Conversion changing the entity from a limited liability company to a corporation under the name Harcom Productions, Inc. On January 25, 2010, Articles of Merger were filed with the State of Oklahoma merging U.S. Highland, Inc., an Oklahoma corporation into Harcom Productions, Inc. and the name of the corporation was changed to US Highland, Inc. US Highland, Inc. was a recreational power sports Original Equipment Manufacturer (“OEM”), developing motorcycles, quads, single cylinder engines, and v-twin engines under its own brand and for other OEMs. During 2017, the Company exited the recreational power sports OEM and leisure activity vehicles markets.

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On March 8, 2018, the Company entered into a stock purchase agreement, pursuant to which the Company will acquire for approximately $75,000 in cash and warrants to acquire stock of the Company (the “Purchase Price”) all of the issued and outstanding shares of capital stock (collectively, the “Shares”) of TruFood Provisions Co., a Delaware corporation (“TruFood”), on the terms and subject to the conditions set forth in the stock purchase agreement. TruFood is engaged in the business of developing fast-casual restaurants, offering consumers a healthy diverse menu, made with fresh ingredients. The TruFood acquisition closed on March 28, 2018.

On June 29, 2018, the Company filed Amended and Restated Articles of Incorporation with the State of Nevada to change its name to Cruzani, Inc. The name change is subject to approval by the Financial Industry Regulatory Authority (known as “FINRA”).

On June 30, 2018, Supreme Sweets Acquisition Corp. (n/k/a Oventa, Inc.), a subsidiary of the Company, and the Company (collectively, the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Supreme Sweets Inc. and 2498411 Ontario, Inc., as sellers (collectively, the “Seller”), pursuant to which in exchange for CAD $200,000 and a twenty percent (20%) interest in Oventa, Inc., the Company agreed to acquire the trade secret assets of Seller upon the terms and subject to the conditions set forth in the Asset Purchase Agreement. A second closing occurred on July 31, 2018, pursuant to which the Company acquired the furniture, fixtures and equipment of Seller in exchange for CAD $100,000. Seller is engaged in the business of preparing delicious snacks, pastries and baked goods with high quality ingredients for exceptional taste, including low calorie and gluten-free alternatives.

As the driving force for the Company changing its name, the Company changed the composition of its business direction. Supreme Sweets Acquisition Corp., a subsidiary of the Company, was renamed Oventa, Inc. (“Oventa”). Oventa operates in a 39,000 sq. foot, commercial bakery located in Toronto, Ontario, Canada, which was established in March 2015 by Mario Parravano and Barbara Parravano (collectively, the “Founders”). The Founders have been a successful and innovative force in the baked goods industry since the early 1980’s. Oventa is operating and ideally situated in west-end Toronto at the junction of two major Toronto highways, fronting the Q.E.W. corridor, 10 minutes from downtown Toronto, and only 10 minutes from Pearson International Airport. Oventa’s high speed bread, pastry and donut lines, spiral and walk-in coolers and freezers, tunnel, revolving, and deck ovens, and equipment to produce virtually any bakery or snack product are in place and operational. There is considerable room to expand on the property. Oventa services local coffee shops and manufactures private label products for customers in Canada and the U.S.

Oventa will be the second, major operational focus of the Company. The acquisition of the assets of Supreme Sweets and the re-branding into Oventa is in addition to the acquisition of TruFood Provisions Co., which is also being rebranded and will launch in 2019.

Our Business

Cruzani, Inc. is a franchise development company that builds and represents popular franchise concepts, and other related businesses, throughout the United States as well as international markets, with an emphasis on food and wellness. Our Management team picks up and coming concepts with growth potential. With little territory available for the older brands we bring fresh innovative brands to our consumers that have great potential. All of our brands are unique in nature as we focus on niche markets that are still in need of developing.

The Cruzani Platform

Cruzani’s core value proposition relates to the platform of services it offers to potential food entrepreneurs. Cruzani’s goal is to propel those entrepreneurs to the next level of success. Cruzani focuses on the following areas:

Performance Appreciation

We have the skills and connections to ascertain hidden value for food entrepreneurs. Private companies can experience higher valuations in the public capital market. Potential franchise partners may have assets, skills and concepts that don’t appear on its balance sheet that make all the difference in the world to the savvy public market, where investors have vision. Cruzani aims to help the food entrepreneur discover the qualities that they take for granted – and capitalize them to achieve the next level of success that they deserve.

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Public Capital Market Experience

Navigating the public markets takes special knowledge, dedication and aptitude. Most private entrepreneurs could never make this leap by themselves. That’s were Cruzani comes in. If a potential food enterprise has the potential to satisfy customers and the investing public, both, then Cruzani has the ability to implement that plan. By being part of the Cruzani organization as a continuing co-venture partner or by divesting an entire enterprise to Cruzani, we have the goal of finding the right solution for our franchise partners.

Media Development

Public companies are in the public eye. Cruzani works to help food entrepreneurs to transition from being a local food enterprise that has looked for ways to create awareness, into a widely known operation. Public companies have communication resources and expertise that are just not practical for smaller firms to maintain. As Cruzani integrates itself into its franchise partners’ operations and discovers their food enterprise’s qualities, we can apply a national, and international, platform for getting the franchise’s message out for the benefit of all involved. As partners in success, Cruzani focuses on bringing select private food enterprises into our family of holdings so that they can benefit from group talents and resources.

Exit Horizon

No matter how much a food entrepreneur loves their food concept, there is always the potential for and exit to allow them to pursue other opportunities. Cruzani structures its platform to accommodate for operators to stay with their business in partnership or as a co-venturer with Cruzani as well as full scale acquisitions.

Our Brands

Tru-Food Provisions

Currently expanding across the Southeast and headquartered in Atlanta GA, TRU-Food Provision Company is a fast-casual restaurant concept offering consumers a healthy diverse menu made with fresh organic ingredients every day. The brand is known as the place where you should “Be TRU to YOU”. TRU-Food offers a diversity of menu items, from flatbread sandwiches, bowls, wraps, salads, and fresh proteins such as chicken, turkey, steak and falafel. All entrees are available in pre-prepared “meal plans”, for take-out, as well.

Cruzani is in the process of re-branding TRU-Food and plans to re-launch in 2019. The rebranding of TRU-Food represents the company’s growth and unique positioning in the healthy foods restaurant industry. This initiative will cover new name, interior designs, artwork, website, logo, existing products and new product lines. These changes are to align with the company’s new direction focusing in on the fundamental shift toward healthier eating. The new brand will remain headquartered in Atlanta, GA.

The Company’s flexible business model is allowing its management to identify and target additional acquisitions, in this space, to operate alongside this first enterprise. The launch of this new brand adds assets, while diversifying our revenues streams, improving profitability and increasing shareholder value.

Oventa

Oventa (formerly Supreme Sweets) will be the second, major operational focus of the Company.

Through this strategic asset acquisition, Cruzani brings manufacturing capability in-house, for the first time. Top management from Cruzani and Oventa have now held business launch meetings in Atlanta to prioritize opportunities. The first goal is to implement a new business plan to increase the sales of the new business segment of Cruzani significantly, which these production assets should enable. Through this acquisition of Oventa, Cruzani has gained a portfolio of existing commercial customers including well-known North American food retailers. These top rated customers serve as the foundation for targeted growth. Many of these customers have indicated their intention to increase order volumes in response to Oventa gaining new operational strength.

The second phase will be to evolve the food product mix toward high-value, high-margin production in the growing artisan food sector. Management has its sights set on expansion into GMO-free, all natural, no preservative, kosher and other high-skill areas, combining Cruzani’s innovation talent and high capacity facilities. These profitability-boosting moves can increase the dollar value of production capacity beyond current levels. The quality and breadth of the production resources now owned by Cruzani is impressive. Its 650-linear-foot spiral blast freezer can take food products down to minus 20C in only 3½ minutes. This gives Cruzani the existing capacity to make future North American and international frozen food deliveries. The company’s dedicated cookie machines each have the capacity to generate 24,000 cookies per hour. The production asset portfolio is astutely broad-based for the baked goods sector. It balances growth possibilities without being overly specialized. There are hundreds of equipment pieces and accessory components comprising the production equipment resource base now belonging to Cruzani, situated in a purpose-built 38,000 sq. ft. facility, with room for expansion.

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Prior to the acquisition by Cruzani, Oventa had been a Toronto based commercial bakery delivering custom private label products since 2015 to restaurant chains and grocery retailers. It was founded by husband and wife team Mario and Barbara Parravano, an award-winning couple with decades of combined experience. They founded Oventa as a platform to launch own-brand recipes and production innovation techniques. It has been their plan to operate as part of a public company. This goal has now been attained, activating the company’s full potential. These operations are now internal to Cruzani for the immediate benefit of its shareholders, where the Parravanos now manage Cruzani’s production operations.

Oventa has established a strong customer base with national and international retailers. Their 38,000 sq. ft. facility has the capability to produce any mixed, fresh baked, par-baked, frozen, fried, extruded or cold-slabbed product. Oventa’s relationship with Cruzani will enable Oventa to implement an ambitious product innovation and growth plan as our subsidiary.

Oventa (operating as Supreme) has in the past, and is still continuing, to receive product design requests from retailers and food service providers who are seeking new solutions to address consumer experimentation. Oventa is currently engaged in new product development under both private label arrangements and its own branding. Recently completed independent taste and quality testing is yielding new product launch plans that will be announced soon.

Oventa Foods will be located in the former operating premises of Supreme Sweets. The new company has a broader food industry mandate, compared with operations under the Supreme Sweets name. The new strategic plan leverages the intellectual property of proprietary formulations to expand offerings of sweet and savoury baked goods to more commercial clients than before and also to provide expertise and assistance for Cruzani’s contemplated food industry expansion. Premises renovations, plant layout adjustments and new certifications are planned for Oventa Foods’ Toronto location to prepare for its growth mandate.

Oventa Foods’ approach to food production comes in several phases.

Concept Development

Oventa Foods’ 38,000 sq. ft. facility has enormous production capacity. Our flexible approach begins with concept development either in partnership with an external team or as a solution based turnkey approach. Custom assignments can be large or small. Regardless, they will be first-class in quality. Fast service, fast delivery, fast results are important performance criteria for busy quick service restaurant operations. With proper planning Oventa Foods’ goal is to achieve best practices outcomes for a seamless back-end supplier function to quick service restaurants.

Intelligent Approach

There is no magic formula to get magical results. It takes an intelligent approach with intelligent recipes. This means healthy ingredients drawn from nature's bounty. Our team is masters at making food innovation work in practical ways to generate happy customers. We know that our customers have customers too. In private label and wholesale food supply relationships there are two levels of satisfaction for Oventa Foods to deliver. Our commercial customers not only need first rate finished products, they also need reliable service, appropriate pricing and self-motivated guidance by their supplier team toward new market opportunities. In our view good service and good taste go hand in hand.

The paradox of our time is that people want the most natural ingredients possible and yet expect the newest, most modern and efficient processes. At Oventa Foods we pride ourselves on achieving this balance through the art and science of first-rate finished results.

Manufacturing Capabilities – Flexible, High Capacity Machinery

Our goal is to advance next generation food production services for North American retailers and providers of packaged food to the public in any commercial venue.

Our existing facility is undergoing new design enhancements to better support our ambitious new outreach to the commercial food industry.

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Our management team and their associates have many decades of award winning experience in the sector, having operated production plants with high volume thresholds and service to many Fortune 500 companies.

•	Ovens, rotary cutters, wrappers, mixers - for starters.
•	Heaters, sheeters and crepe machines too.
•	Power slitters, nitrogen cooling tunnel, extruder, guillotine and conveyer belts galore.
•	48-piston crumb press, chocolate shaving machines, mousee depositor & bun machines.
•	380' spiral blast freezing conveyer, wire cut cookie line, etc.

Our Products

Oventa Food’s current product line focuses on sweet and savoury solutions for its clients’ product mix. Here is a sampling of its selection:

•	Dessert Cakes such as the Exotica Bombe™, the Red Velvet and so much more

•	Snack Cakes such as Apple Coffee Cake, Passionata™ Cake, Anytime™ Cake and more.

•	Donuts - NOT your average donut shop donut! Ours have been transported by fans all over the world.

•	Chocolate Lovers Headquarters – We go to great lengths to find new chocolate applications for your consumer product mix.

ChocaWafr™

Oventa Foods is launching its proprietary new snack food, the mini ChocaWafr™ in alliance with long-established independent food-brand broker CNSB Foods of Toronto (www.CNSB.ca). The Company intends to cut through red tape to gain grocery store listings due to CNSB’s existing relationships with top North American supermarket chains.

ChocaWafr™ is a new chocolate-based bite-sized cookie crisp that was specially designed for prior approval by trendsetters in the QSR field (Quick Service Restaurant). They evaluated the merits of ChocaWafr™ performance in taste, nutrition, production quality and value. ChocaWafr™ received exceptional reviews. The snack will be marketed on the premise of “Miniature Size, Maximum Taste. All with Crispy Goodness.”

ChocaWafr™ responds to a trend in the snack industry of expanding the diversity of consumer experiences through variations of classic themes. In the chocolate chip cookie category, expansion from chewy texture to crisp has been ascendant.

Despite ChocaWafr™ having “premium product” characteristics, Oventa Foods and CNSB’s targeted launch will include price-conscious mass market outlets also, such as dollar-store environments, because of Oventa Foods’ cost-efficient food manufacturing capacity. This enables Oventa Foods to be competitive at all price points and in all quality tiers. The number of suitable potential grocery and other outlets for ChocaWafr™ in America exceeds 100,000 locations.

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ChocaWafr™ see-through packaging design supports ChocaWafr™ supplemental placement as an affordable impulse item at contact points in QSR coffee and donut chains, truck stops and vending markets to saturate its potential distribution footprint, without sacrificing quality.

Facilities

The Company currently has no ownership or leases of property. The Company’s business mailing address is 3500 Lennox Road, Suite 1500, Atlanta, Georgia 30309. The Company’s primary phone number is (404) 419-2253.

Intellectual Property

Cruzani, with its acquisitions of Oventa and TruFood, has acquired the businesses’ formulations, manufacturing capacity and know-how to supply top quality, value-oriented products, as well as certain trademarks.

Employees

Cruzani, Inc. does not have any employees other than our chief executive officer. Oventa has approximately 15 employees. There are no collective-bargaining agreements with our employees, and we have not experienced work interruptions or strikes. We believe our relationship with our employees is good.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On February 22, 2016, the Company entered into a Release of Claims and Settlement Agreement with John R. Fitzpatrick, III, Steven Pfaff, and certain of the Company’s officers and directors. Pursuant to the settlement agreement, the parties discharged each other from all claims actions, demands, costs, losses, damages, and expenses relating to Mr. Fitzpatrick’s and Mr. Pfaff’s previous employment with the Company in consideration for an aggregate settlement amount of $200,000 in two installments. The Company and the directors also agreed to execute and deliver a pocket judgement against them which shall not be filed unless the Company fails to make the scheduled payments under the settlement agreement.

On February 13, 2017, Baum Glass & Jayne PLLC (“Plaintiff”) obtained a default judgment against the Company in the amount of $27,083.74. Plaintiff has not attempted enforced collection. The amount was included in accounts payable as of December 31, 2017 and 2016.

On June 20, 2018, GW Holdings Group, Inc. (“GW”) filed a lawsuit against the Company, in which GW alleges that the Company breached two Stock Purchase Agreements that GW entered into with the Company. The Company has filed an answer, and the case is currently pending.

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MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Marketplace operated by the OTC Markets Group, Inc., or “OTC,” under the ticker symbol “UHLN.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the OTC for the past two fiscal years ended December 31, 2017 and 2016, respectively, and subsequent fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 (to date). All quoted prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	Low(1)	High(1)

September 30, 2018 (as of September 17, 2018)	$0.09	$0.27
June 30, 2018	$0.08	$1.07
March 31, 2018	$0.11	$0.55

December 31, 2017	$0.08	$0.45
September 30, 2017	$0.06	$0.91
June 30, 2017	$0.03	$0.39
March 31, 2017	$0.03	$0.17

December 31, 2016	$0.02	$0.16
September 30, 2016	$0.03	$0.73
June 30, 2016	$0.50	$15.50
March 31, 2016	$5.50	$38.50

_______

(1)	All high and low prices are adjusted to reflect the assumed 1-for-100 reverse stock split, which will be effected prior to the effectiveness of this registration statement

Registered Holders

As at December 31, 2017, there were approximately 132 record holders of our common stock.

Dividends

Holders of the Company’s common stock are entitled to receive such dividends as may be declared by our Board of Directors. No dividends on the Company’s common stock have ever been paid, and the Company does not anticipate that dividends will be paid on its common stock in the foreseeable future.

Securities Authorized for issuance under equity compensation plans.

No securities are authorized for issuance by the Registrant under equity compensation plans.

25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and operating results together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. The last day of our fiscal year is December 31. Our fiscal quarters end on March 31, June 30, September 30, and December 31, and our current fiscal year ends on December 31, 2018.

Forward Looking Statements

This Registration Statement on Form S-1 contains forward-looking statements. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management, and other matters. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “continue” or the negative of these similar terms. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitable operations, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, (d) whether we are able to successfully fulfill our primary requirements for cash, which are explained below under “Liquidity and Capital Resources”. We assume no obligation to update forward-looking statements, except as otherwise required under the applicable federal securities laws. Unless stated otherwise, terms such as the “Company,” “Cruzani,” “we,” “us,” “our,” and similar terms shall refer to Cruzani, Inc., a Nevada corporation, and its subsidiaries.

Plan of Operations

Cruzani, Inc. was originally formed as a limited liability company on February 5, 1999 under the name The Powerhouse, L.L.C. pursuant to the laws of the State of Oklahoma. On November 9, 2006, Powerhouse Productions, L.L.C. filed Articles of Conversion changing the entity from a limited liability company to a corporation under the name Harcom Productions, Inc. On January 25, 2010, Articles of Merger were filed with the State of Oklahoma merging U.S. Highland, Inc., an Oklahoma corporation into Harcom Productions, Inc. and the name of the corporation was changed to US Highland, Inc. US Highland, Inc. was a recreational power sports Original Equipment Manufacturer ("OEM"), developing motorcycles, quads, single cylinder engines, and v-twin engines under its own brand and for other OEMs. During 2017, the Company exited the recreational power sports OEM and leisure activity vehicles markets. On June 29, 2018, the Company filed Amended and Restated Articles of Incorporation with the State of Nevada to change its name to Cruzani, Inc. The name change is still pending approval by FINRA.

On June 30, 2018, Supreme Sweets Acquisition Corp. (n/k/a Oventa, Inc.), a subsidiary of the Company, and the Company (collectively, the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Supreme Sweets Inc. and 2498411 Ontario, Inc., as sellers (collectively, the “Seller”), pursuant to which in exchange for CAD $200,000 and a twenty percent (20%) interest in Oventa, Inc., the Company agreed to acquire the trade secret assets of Seller upon the terms and subject to the conditions set forth in the Asset Purchase Agreement. A second closing occurred on July 31, 2018, pursuant to which the Company acquired the furniture, fixtures and equipment of Seller in exchange for CAD $100,000. Seller is engaged in the business of preparing delicious snacks, pastries and baked goods with high quality ingredients for exceptional taste, including low calorie and gluten-free alternatives.

26

The twelve-month period ended December 31, 2017 compared to the twelve-month period ended December 31, 2016

Results of Operations

Revenues

The Company had no revenues.

Operating Expenses

Operating general and administrative expenses decreased 96% due to a decrease in ongoing business operations. External professional fees decreased 64% due to due to a decrease in ongoing business operations.

Net Income (Loss)

During 2016, the Company recognized gains in connection with writing off accounts payable aged over five years. During 2016, the Company incurred losses to the extent of writing off of various assets at book value. In addition, the Company experienced a decrease in the fair value of its derivatives over the prior-year period from the conversion of promissory notes from the prior year. See Note 1 to the Company’s Financial Statements.

Liquidity and Capital Resources

Initially, because the Company borrowed funds on a convertible basis, the Company’s cash position was positive. Overall, however, the Company, experienced a decreased cash position due to the decrease in ongoing business operations, because all operating expenses were paid out of cash on hand. In addition, the Company experienced a decrease in non-cash resources in connection the conversion of promissory notes. See Notes 5 and 7 to the Company’s Financial Statements.

Going Concern

The Company has no revenues and has incurred net losses. In addition, at December 31, 2017, there was an accumulated deficit of $75,244,112. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or available from external sources such as debt or equity financings, or other potential sources. The inability to generate cash flow from operations or to raise capital from external sources will force the Company to substantially curtail and cease operations, therefore, having a material adverse effect on its business. Furthermore, there can be no assurance that any funds, if available, will possess attractive terms or not have a significant dilutive effect on the Company’s existing stockholders.

Results of Operations

The three-month period ended June 30, 2018 compared to the three-month period ended June 30, 2017

Revenues

The Company had no revenues.

Operating Expenses

Operating general and administrative expenses increased 100% to $42,822 for the three months ended June 30, 2018 from $0 during the three months ended June 30, 2017 due to an increase in ongoing business operations. professional fees increased 125.8% for the three months ended June 30, 2018 in comparison to the three months ended June 30, 2017. Professional fees consist mostly of legal, investor relation and accounting and audit fees. The increase is due to an increase in investor relation and legal expense.

Other Income (Expense)

Other expense for the three months June 30, 2018 consists of interest expense of $53,453, a gain on change in fair value of derivatives of $318,920, and loss on convertible notes of $592,281. Other expense for the three months June 30, 2017 consisted of interest expense of $42,721 and a loss on change in fair value of derivatives of $847,462.

Net Loss

The Company had a net loss of $432,236 for the three months ended June 30, 2018, as compared to $917,911 for the three months ended June 30, 2017. This decrease in net loss is due to a gain on the change in fair value of derivatives.

The six-month period ended June 30, 2018 compared to the six-month period ended June 30, 2017

Revenues

The Company had no revenues.

27

Operating Expenses

Operating general and administrative expenses increased 100% to $68,245 for the six months ended June 30, 2018 from $0 during the six months ended June 30, 2017 due to an increase in ongoing business operations. professional fees increased 80.1%. to $99,600 for the six months ended June 30, 2018 in comparison to $55,289 for the six months ended June 30, 2017. Professional fees consist mostly of legal, investor relation and accounting and audit fees. The increase is due to an increase in investor relation and legal expense.

Other Income (Expense)

Other expense for the six months June 30, 2018 consists of interest expense of $93,195, a gain on change in fair value of derivatives of $513,654, and loss on convertible notes of $628,586. Other expense for the six months June 30, 2017 consisted of interest expense of $234,970 and a loss on change in fair value of derivatives of $874,704.

Net Income

The Company had a net loss of $375,972 for the six months ended June 30, 2018, as compared to $1,164,963 for the six months ended June 30, 2017. This decreased in net loss is due to a gain on the change in fair value of derivatives.

Liquidity and Capital Resources

Initially, because the Company borrowed funds on a convertible basis, the Company’s cash position was positive. Overall, however, the Company, experienced a decreased cash position due to the decrease in ongoing business operations, because all operating expenses were paid out of cash on hand. In addition, the Company experienced a decrease in non-cash resources in connection the conversion of promissory notes. See Notes 4 and 5 to the Company’s Financial Statements.

Going Concern

The Company has no revenues and has incurred net losses. In addition, at June 30, 2018, there was an accumulated deficit of $75,620,084. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or available from external sources such as debt or equity financings, or other potential sources. The inability to generate cash flow from operations or to raise capital from external sources will force the Company to substantially curtail and cease operations, therefore, having a material adverse effect on its business. Furthermore, there can be no assurance that any funds, if available, will possess attractive terms or not have a significant dilutive effect on the Company's existing stockholders.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously reported in a Form 8-K filed on January 11, 2018, we engaged Fruci & Associates II, PLLC (“Fruci”) as our principal independent accountants. We dismissed GBH CPAs PC (“GBH”) as the Company’s independent registered public accounting firm. The decision to terminate the services of GBH and retain Fruci as the principal independent accountants was approved by our Board of Directors.

In connection with the foregoing change in accountants, there was no disagreement of the type described in paragraph (a)(1)(iv) if Item 304 of Regulation S-K or any reportable event as described in paragraph (a)(1)(v) of such Item.

28

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position	Director Since

Everett M. Dickson	54	President and Chief Executive Officer	June 27, 2017

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Executive officers are appointed by, and serve at the pleasure of, the Board of Directors of the Company, subject to any contractual arrangements.

Everett M. Dickson, Director

On June 27, 2017, the Board of Directors of the Company appointed Everett M. Dickson as President and Chief Executive Officer of the Company. Since June 28, 2017, Mr. Dickson has served as Interim Chief Financial Officer of the Company. Mr. Dickson has been serving as a member of the Company’s Board of Directors since June 2017. From 2012 until his joining the Company in June 2017, Mr. Dickson worked in the moist tobacco and alternative fuels industry. From 2005 through 2011, Mr. Dickson worked in the alternative fuels industry.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

Family Relationships

There are no familial relationships among any of our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

29

Audit Committee

We currently do not have a separately standing Audit Committee due to our limited size.Our Board performs the functions that would otherwise be performed by an Audit Committee.

Compensation Committee

The Company does not have a Compensation Committee due to our limited size and our Board performs the functions that would otherwise be performed by a Compensation Committee. Our Board intends to form a Compensation Committee when needed.

Other Committees

We do not currently have a separately-designated standing nominating committee. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our Board, it is not practical for us to have committees other than those described above, or to have more than two directors on such committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and our committees and allocate responsibilities accordingly.

Potential Conflicts of Interest

Because we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have a financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company has only five directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Significant Employees

We do not have any significant employees other than our current executive officers and directors named in this Report.

Code of Ethics

We have not yet adopted a code of business conduct and ethics. We intend to do so in the near future and to post it on our website at www.cruzani.com.

30

EXECUTIVE COMPENSATION

The following information concerns the total compensation paid or accrued by the Company during the last two fiscal years indicated to (i) all individuals that served as the Company’s principal executive officer or acted in a similar capacity for the Company at any time during the fiscal year ended December 31, 2017; (ii) the two most highly compensated executive officers who were serving as executive officers of the Company at the end of the fiscal year ended December 31, 2017 whose total compensation exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2017.

Everett Dickson, the Company’s principal executive officer and sole officer of the Company, has not received any compensation during the fiscal year ended December 31, 2017.

Director Compensation

The Company’s directors, including the Chairman of the Board, do not receive compensation for their services as such. The Registrant reimburses the directors for their reasonable out-of-pocket expenses for attending meetings of the Board of Directors.

Long-Term Incentive Plans

As of December 31, 2017, the Company had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, the Company had no pension plans or plans or agreements which provide compensation on the event of termination of employment or corporate change in control.

Securities Authorized for Issuance under Equity Compensation Plans

We have not adopted any equity compensation plans.

Changes in Control

We are not aware of any arrangements, including any pledge by any person of our securities, the operation of which may result in a change in control of the Company. Effective December 31, 2017, however, pursuant to our Articles of Incorporation, our Board has been granted the authority, without further stockholder approval, to provide for the issuance of up to 3,550,000 shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our Board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. As of September 12, 2018, 40,000 shares of “blank check” preferred stock remain available for designation and issuance. Although we have no present intention to issue any additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our Company.

31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of each class of our voting securities as of September 12, 2018 (adjusted to reflect the assumed reverse stock split described below), by (i) each of our directors and executive officers, (iii) all of our directors and executive officers as a group and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding voting capital stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our capital stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o Cruzani, Inc., 3500 Lennox Road, Suite 1500, Atlanta, Georgia 30309.

	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock
Name and Address of Beneficial Owner(1)	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class

Officers & Directors:

Everett M. Dickson-	26,667	*%	2,484,422	73.5%	5,000		5,000,000	100%
Chief Executive Officer, Interim Chief Financial Officer and Sole Director(2)

All Directors and Officers as a group (1 person)	26,667	*%	2,484,422	73.5%	5,000		5,000,000	100%

5% Stockholders:

Craigstone, Ltd. 88 Wood Street 10th Floor	26,667	*%	2,484,422	73.5%	5,000	100%	-	-
London, EC2V 7RS United Kingdom (2)

______________

* Less than 1%

(1)

Applicable percentages are based on 9,252,402 shares of our common stock and calculated as required by rules promulgated by the SEC. This calculation is based on (i) 925,240,208 shares of our common stock outstanding on September 12, 2018, and (ii) adjusted to assume the effectiveness of the contemplated 1-for-100 reverse stock split.

(2)

Mr. Dickson has agreed to purchase from Craigstone 26,667 shares of common stock (assuming the 1-for 100 reverse stock split), 2,484,422 shares of Series A preferred stock, 5,000 shares of Series B preferred stock, for cash that is payable in installments through June 15, 2020, at which time such shares will be transferred to Mr. Dickson upon delivery of payment in full. Craigstone has granted Mr. Dickson a proxy to vote all of such shares until such time as Mr. Dickson has completed payment in full; provided, however, such proxy would revert to Craigstone in the event of an uncured failure by Mr. Dickson to deliver payment when due.

32

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND CORPORATE GOVERNANCE

Under Item 404 of Regulation S-K, we are required to describe any transaction, since the beginning of December 31, 2015, or any currently proposed transaction, in which the Company was or is to be a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

None.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the corporation laws of the State of Nevada, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

33

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Cruzani, Inc. (f/k/a US Highland, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cruzani, Inc. (f/k/a US Highland, Inc.) (“the Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, an accumulated deficit, and current liabilities exceed current assets. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fruci & Associates II, PLLC We have served as the Company’s auditor since 2017. Spokane, Washington
March 30, 2018

F-2

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS

Current Assets

Cash and cash equivalents	$3,066	$260
Deposit in acquisition	75,000	-

Total Current Assets	78,066	260

Total Assets	$78,066	$260

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	$350,465	$283,879
Accrued liabilities ($0 and $177,852 related parties, respectively)	704,987	539,844
Convertible debentures, net of discounts of $0 and $180,716, respectively	768,753	527,150
Derivative liabilities	409,948	402,881
Loans payable ($0 and $370,000 related parties, respectively)	481,000	481,000

Total Liabilities	2,715,154	2,234,754

Commitments and Contingencies	0	0

Stockholders’ Deficit

Series A Preferred stock, 3,500,000 shares authorized, par value $0.01; 3,381,520 shares issued and outstanding	33,815	33,815

Series B Preferred stock, 10,000 shares authorized, par value $0.01; 5,000 shares issued and outstanding	50	50

Common stock, 1,000,000,000 shares authorized, $0.01 par value; 345,450,049 and 315,661,049 shares and outstanding at December 31, 2017 and 2016 respectively	3,454,502	3,156,612

Treasury stock, at cost – 58,333 shares	(773,500)	(773,500)

Additional paid-in capital	69,892,158	69,892,158

Accumulated deficit	(75,244,112)	(74,543,629)

Total Stockholders’ Deficit	(2,637,087	(2,234,494)

Total Liabilities and Stockholders’ Deficit	$78,066	$260

The accompanying notes are an integral part of these consolidated financial statements.

F-3

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2017	2016

Revenue	$-	$-

Operating Expenses

Depreciation	-	2,252
General and administrative	1,681	39,014
Professional fees	78,715	220,796

Total Operating Expenses	80,396	262,062

Operating Loss	(80,396)	(262,062)

Other Income (Expense)

Interest expense	(325,471)	(817,841)
Change in fair value of derivatives	(44,084)	16,932,425
Gain on settlement of debt	-	624,966
Loss on Disposal of Assets	(383)	(211,681)
Loss on Convertible Notes	(250,149)	(2,766,193)
Other income	-	2,311

Total Other Income (Expense)	(620,087)	13,763,987

Net (Loss) Income	$(700,483)	$13,501,925

Net Earnings (Loss) Per Common Share
- Basic	$-	$0.11
- Diluted	$-	$0.06
Basic weighted average common shares outstanding	321,226,043	122,234,935
Diluted weighted average common shares outstanding	321,226,043	237,835,850

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Undesignated Preferred Stock 40,000 shares authorized		Series A Preferred Stock 3,500,000 shares authorized		Series B Preferred Stock 100,000 shares authorized		Common Stock 500,000,000 shares authorized		Common
	Shares Issued	Par Value $0.01 per share	Shares Issued	Par Value $0.01 per share	Shares Issued	Par Value $0.01 per share	Shares Issued	Par Value $0.01 per share	Stock Reserved For Future Issuance	Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Total Shareholder’s Equity
Balance, December 31, 2015	-	$-	3,381,520	$33,815	5,000	$50	58,162,669	$581,627	$197,865	$69,697,929	$(773,500)	$(88,045,554)	$(18,307,768)

Shares Issued for Debt Conversions	-	-	-	-	-	-	257,498,400	2,574,985	-	194,229	-	-	2,769,214
Write-off of shares issuable for accrued interest	-	-	-	-	-	-	-	-	(197,865)	-	-	-	(197,865)
Net income	-	-	-	-	-	-	-	-	-	-	-	13,501,925	13,501,925
Balance, December 31, 2016	-	$-	3,381,520	$33,815	5,000	$50	315,661,069	$3,156,612	$-	$69,892,158	$(773,500)	$(74,543,629)	$(2,234,494)

Shares issued on convertible notes	-	-	-	-	-	-	29,788,980	297,890	-	-	-	-	297,890
Net income	-	-	-	-	-	-	-	-	-	-	-	(700,483)	(700,483)
Balance, December 31, 2017	-	$-	3,381,520	$33,815	5,000	$50	345,450,049	$3,454,502	$-	69,892,158	$(773,500)	$(75,244,112)	$(2,637,087)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2017	2016

Operating Activities

Net income (loss)	$(700,483)	$13,501,925

Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation expense	-	2,252
Accretion expense	180,716	693,785
Change in fair value of derivatives	44,084	(16,932,425)
Gain on Settlement of assets and payables		(563,585)
Loss on Convertible Debt	250,149	2,766,193

Changes in operating assets and liabilities:
Prepaid expenses and deposits	(75,000)	-
Accounts payable and accrued liabilities	431,192	94,624
Accrued liabilities – related parties	(177,852)	(56,572)

Net Cash Used in Operating Activities	(47,194)	(493,803)

Net Cash Used in Investing Activities	-	-

Financing Activities
Proceeds from convertible debentures	50,000	285,500
Proceeds from loans payable	-	195,000
Net Cash Provided by Financing Activities	50,000	480,500

Increase (Decrease) In Cash	2,806	(13,303)

Cash - Beginning of Period	260	13,563

Cash - End of Period	$3,066	$260

Supplement Cash Flows Information:
Cash paid for Income Taxes:	$-	$-
Cash paid for interest	$-	$-

Non-cash Investing and Financing Activities
Common shares issued for payment on convertible debt	$10,724	$2,769,213

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2017

1.	Summary of Business and Basis of Presentation

Organization and Business

Cruzani, Inc. was originally formed as a limited liability company on February 5, 1999 under the name The Powerhouse, L.L.C. pursuant to the laws of the State of Oklahoma. On November 9, 2006, Powerhouse Productions, L.L.C. filed Articles of Conversion changing the entity from a limited liability company to a corporation under the name Harcom Productions, Inc. On January 25, 2010, Articles of Merger were filed with the State of Oklahoma merging U.S. Highland, Inc., an Oklahoma corporation into Harcom Productions, Inc. and the name of the corporation was changed to US Highland, Inc. US Highland, Inc. (the “Company”) is a recreational power sports Original Equipment Manufacturer (“OEM”), developing motorcycles, quads, single cylinder engines, and v-twin engines under its own brand and for other OEMs. During 2017, the Company exited the recreational power sports OEM and leisure activity vehicles markets.

On March 8, 2018, the Company entered the fast-casual restaurant space through its share-exchange acquisition of TruFood Provision Co., a healthy dining establishment that plans to expand across the south east. TruFood Provision Co. is a healthy dining pure play, and positions the Company in the rapidly growing healthy eating space.

Basis of Presentation

The consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments (consisting of normal recurring adjustments unless otherwise indicated) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented.

Certain information in footnote disclosures normally included in the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and have been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The Company believes the disclosures are adequate to make the information presented not misleading.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going-concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the consolidated financial statements. The Company has incurred recurring losses from operations, and as of December 31, 2017, current liabilities exceed current assets by $2,637,087 and the Company has an accumulated deficit of $75,244,112. The Company’s ability to continue as a going concern depends upon its ability to obtain adequate funding to support its operations through continuing investments of debt and/or equity by qualified investors/creditors, internally generated working capital and monetization of intellectual property assets. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management is currently pursuing a business strategy which includes raising the necessary funds to finance the Company’s development and marketing efforts.

F-7

Description of New Business Decisions

On September 30, 2016, the company recognized a write off of debt and prepaid expenses under the Oklahoma Statutes, Title 12, Section 12-95.A.1. and Section 12-95.A.2. for expired period of limitations.

2.	Summary of Significant Accounting Policies

a)	Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, USH Distribution Corp., and Powersports Brand Alliance, Inc. All significant intercompany transactions and balances have been eliminated.

b)	Use of Estimates

The preparation of these consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to useful life and recoverability of long-lived assets, stock-based compensation, derivative liabilities, deferred income tax asset valuations, fair values of financial instruments and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Reclassifications

Certain amounts in the prior period presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported net loss.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

e)	Fair Value Measurements

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by US generally accepted accounting principles. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets.

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and.

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-8

Financial instruments consist principally of cash and cash equivalents, accounts payable, loans payable and convertible debentures. Derivative liabilities are determined based on “Level 3” inputs, which are significant and unobservable and have the lowest priority. There were no transfers into or out of “Level 3” during the years ended December 31, 2017 or 2016. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. See Note 8 for additional information.

f)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely that not that all or a portion of a deferred tax asset will not be realized. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period presented. The Company had no accruals for interest and penalties at December 31, 2017 or 2016.

g)	Research and Development

Research and development costs are expensed as incurred.

h)	Basic and Diluted Net Loss Per Common Share

Basic earnings (loss) per common share is calculated by dividing net profit attributable to common stockholders by the weighted average number of outstanding common shares during the year. The calculation of basic earnings (loss) per share excludes any dilutive effects of options, warrants and other stock-based compensation, which are included in diluted earnings per share. When a company is in a loss situation, all outstanding dilutive shares are excluded from the calculation of diluted earnings because their inclusion would be antidilutive; and the basic and fully diluted common shares outstanding are stated to be the same. At December 31, 2017 and 2016, approximately 518,500,000 and 115,600,915 shares, respectively, underlying the convertible debentures and preferred shares were antidilutive.

i)	Subsequent Events

The Company’s management reviewed all material events through the issuance date of this report for disclosure purpose.

j)	Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Deposit on TruFood Provisions Co. Acquisition

On March 8, 2018, the Company entered into a share exchange agreement with TruFood Provisions Co (TruFood). Per the agreement, the Company will exchange 65% of the issued and outstanding stock of Cruzani and $75,000 for 100% of the equity of TruFood. It is expected that all other debt related to the operation of TruFood will be retired at or prior to the closing date. As of December 31, 2017, the Company had deposited $30,000 related to this acquisition and recorded the remaining balance of $45,000 in accounts payable.

F-9

4.	Property and Equipment

Depreciation expense amounted to $0 and $2,252 for the year ended December 31, 2017 and 2016, respectively.

On September 30, 2016, the company wrote off the property and equipment that was disposed.

5.	Loans Payable

	Loans payable consist of the following:	December 31, 2017	December 31, 2016
a)	On May 30, 2013 and August 12, 2013, the Company received advances from a director for $2,000 and $25,000, respectively. On August 12, 2013, the Company entered into an unsecured, non-guaranteed, demand loan agreement with the director for $27,000. The loan bears interest at 1% per annum compounded monthly.	$27,000	$27,000
b)	On February 27, 2014, and March 19, 2015, the Company received advances from a director of $6,000, and $10,200, respectively. During the year ended December 31, 2015, the Company repaid $13,200. The advances are unsecured, due on demand and bears interest at 1% per annum compounded and calculated monthly.	$3,000	$3,000
c)	On September 18, 2014, May 29, 2015, July 3, 2015, December 2, 2015, and January 4, 2016, the Company entered into unsecured, non-guaranteed, loan agreements pursuant to which the Company received proceeds of $35,000, $4,000, $5,000, $22,000, and $45,000, respectively. The loans bear interest at 8% per annum compounded annually and are due 1 year after the date of issuance.	$111,000	$111,000
d)	On December 4, 2014, January 29, 2015, August 12, 2015, August 21, 2015, September 1, 2015, September 15, 2015, November 13, 2015, and December 23, 2015, the Company issued unsecured notes payable of $20,000, $20,000, $20,000, $25,000, $40,000, $25,000, $30,000 and $10,000, respectively, to a significant shareholder. The notes bear interest at an annual rate of 8% per annum, are uncollateralized, and due 1 year after the date of issuance.	$190,000	$190,000
e)	On September 2, 2016 the Company issued an unsecured note payable of $100,000 respectively to a significant shareholder. The note bears interest at an annual rate of 5% per annum, is uncollateralized, and due 1 year after the date of issuance.	$100,000	$100,000
f)	On September 2, 2016 the Company issued an unsecured note payable of $50,000 respectively to a significant shareholder. The note bears interest at an annual rate of 5% per annum, is uncollateralized, and due 1 year after the date of issuance.	$50,000	$50,000

	Total	$481,000	$481,000
	Less Short-Term Portion	(481,000)	(481,000)
	Long Term Loans Payable	$ -	$ -

As of December 31, 2017, these loans are past due and therefore classified as current debt.

6.	Related Party Transactions

Certain directors and management are no longer with the Company, and as such, there are no longer any related-party transactions. Prior year amounts consisted of notes payable, accrued interest, and wages and consulting fee expenses accrued and owed to former officers and directors.

7.	Convertible Debentures

a)

Effective January 25, 2010, the Company issued a convertible note for $225,000. Pursuant to the terms of the agreement, the loan was unsecured, non-interest bearing, and was due on December 21, 2010. The note was convertible into shares of the Company’s common stock at any time at a variable conversion price equal to 65% of the average of the closing bid prices of the common stock during the 28 trading days prior to the date of the conversion notice and was subject to adjustment upon the issuance of certain dilutive instruments. Due to these provisions, the embedded conversion option qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. The initial fair value of the derivative liability of $538,249 resulted in a full discount to the note payable of $225,000 and the recognition of a loss on derivatives of $313,249. The note was written off during 2016 under the statute of limitations (See Note 1).

F-10

b)

On July 25, 2013, the Company issued a convertible note for up to $500,000 and warrants to purchase 12,500,000 underlying shares of the Company’s common stock. The warrants are exercisable into 10,000,000 common shares of the Company at $0.05 per share and 2,500,000 shares at an exercise price of $0.10 per share until July 31, 2014. During the year ended December 31, 2013, the Company received proceeds of $500,000 under the note. The note bears interest at 8% per annum compounded monthly, and principal and interest are due on July 31, 2014. In addition, so long as any amounts are due hereunder, the Company is obligated to remit to the lender 100% of all revenues, payments and receivables from the sale of the first 50 engines sold by the Company. The note is secured against substantially all of the assets of the Company.

The note may be prepaid by the Company without penalty with 30 days prior notice. The note is convertible into shares of the Company’s common stock at any time at a conversion price equal to $0.02 per share and is subject to adjustment upon the issuance of certain dilutive instruments and other events. The conversion price was subsequently reduced to $0.01 per share upon the failure to file various reports with the SEC within 120 days of the issuance of the note.

On December 31, 2015, the Company and the note holder agreed to extend the maturity date to December 31, 2016. Interest shall accrue at 12% per annum but may be reduced to 8% for any period of time in which the interest is paid in cash and not accrued. The Company accounted for the modification in accordance with ASC 405-20 and ASC 470-50-40. As the present value of the future cash flows was more than 10% different than the cash flows of the original debt, it was determined that the original and new debt instruments are substantially different and the Company treated the original convertible note extinguished and exchanged for a new convertible note. The Company recorded a gain on extinguishment of debt of $492,585. The Company also recognized the fair value of the embedded conversion feature of $16,507,415 as a derivative liability and reduced the value of the convertible loan to $nil.

During the year ended December 31, 2015, the Company recorded total accretion of $500,000. At December 31, 2017 and 2016, the carrying value of the note was $500,000.

c)

On February 11, 2016, the Company entered into two convertible promissory notes for a total of $275,000, pursuant to which the Company received proceeds of $237,500, net of an original issue discount of $25,000 and legal fees of $12,500. The notes are convertible at a price equal to 60% of the lowest trading price of the Company’s common stock for the 20 prior trading days, bearing interest at 8% per annum and due on February 11, 2017. Due to these provisions, the embedded conversion options qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging . The initial fair value of the derivative liabilities of $308,492 resulted in a full discount to the note payable of $250,000 and the recognition of $59,492 as additional interest expense.

During the year ended December 31, 2017, the entire balance of the discounts and costs were recognized in full. At December 31, 2017 and 2016, the carrying value of the notes was $275,000 and $135,260 with unamortized discount of $nil and $139,740, respectively. These notes are past due as of the issuance of these financial statements, as a result the interest rate increased to 24%.

d)

On May 17, 2016, the Company entered into a convertible promissory note for $55,000, pursuant to which the Company received proceeds of $48,000, net of an original issue discount of $5,000 and legal fees of $2,000. The notes are convertible at a price equal to 55% of the lowest trading price of the Company’s common stock for the 20 prior trading days, bearing interest at 8% per annum and due on May 17, 2017. Due to these provisions, the embedded conversion options qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. The initial fair value of the derivative liabilities of $95,047 resulted in a full discount to the note payable of $50,000 and the recognition of $45,047 as additional interest expense.

At December 31, 2017 and 2016, the carrying value of the notes was $55,000 and $9,544 with unamortized discount of $nil and $45,456, respectively. These notes are past due as of the issuance of these financial statements, as a result the interest rate increased to 24%.

e)

On October 30, 2017, the Company entered into a convertible promissory note for $25,000, pursuant to which the Company received proceeds of $25,000. The notes are convertible at any time after September 13, 2018 at a mutually agreed upon conversion price, bearing interest rate at 10% per annum and due on October 30, 2019. Due to these provisions, the embedded conversion options does not currently qualify for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging.

At December 13, 2017, the carrying value of the note was $25,000.

F-11

f)

On November 18, 2017, the Company entered into a convertible promissory note for $25,000, pursuant to which the Company received proceeds of $25,000. The notes are convertible at any time after September 13, 2018 at a mutually agree upon conversion price, bearing interest rate at 10% per annum and due on November 30, 2019. Due to these provisions, the embedded conversion options does not currently quality for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging.

At December 13, 2017, the carrying value of the note was $25,000.

8.	Derivative Liabilities

The embedded conversion options of the Company’s convertible debentures described in Note 7 contain conversion features that qualify for embedded derivative classification. The fair value of these liabilities will be re-measured at the end of every reporting period and the change in fair value will be reported in the statement of operations as a gain or loss on derivative financial instruments.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities:

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016

Balance at the beginning of the period	$402,881	$16,886,192

Addition of new derivative liabilities	-	403,539
Change in fair value of warrants	-	(290,276)
Change in fair value of embedded conversion option	44,084	(16,596,574)
Derecognition of derivative liabilities upon settlement of convertible notes	(37,017)	-
Balance at the end of the period	$409,948	$402,881

The Company uses Level 3 inputs for its valuation methodology for the warrant derivative liabilities and embedded conversion option liabilities as their fair values were determined by using the Black- Scholes option pricing model based on various assumptions. The model incorporates the price of a share of the Company’s common stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life. Significant changes in any of these inputs in isolation would result in a significant change in the fair value measurement. As, required, these are classified based on the lowest level of input that is significant to the fair value measurement. The following table shows the assumptions used in the calculations:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)
At December 31, 2016	134% - 216%	0.20% - 1.03%	0%	0.25 - 2.50
At December 31, 2017	335%	1.39%	0%	0.25

9.	Preferred Stock

a)

On September 30, 2015, the Company designated 3,500,000 shares of the Company’s 3,550,000 authorized “blank check” preferred stock as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution, rank senior to (i) all classes of common stock of the Company and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of Series A Convertible Preferred Stock). The holders of the Series A Preferred Stock shall not entitled to receive any dividends and shall have the voting equivalency of 10 shares of common stock. Each holder of Series A Preferred Stock shall have the right at any time or from time to time from and after the day immediately following the date the Series A Preferred Stock is first issued, to convert each share of Series A Preferred Stock into 10 fully-paid and non-assessable share of common stock, par value $0.01 per share, of the Company. In connection with any conversion hereunder, each holder of Series A Convertible Preferred Stock if such conversion would cause such holder or any of its assignees to beneficially own more than 4.99% of the common stock of the Company.

F-12

b)

On September 30, 2015, the Company issued an aggregate of 3,381,520 shares of Series A Convertible Preferred Stock at a fair value of $12,849,776 to settle convertible and promissory notes in the amount of $1,487,000 and accrued interest of $203,760. The Company recorded a gain on settlement of debt of $1,495,529.

c)

On November 20, 2015, the Company designated 10,000 shares of the Company’s 3,550,000 authorized “blank check” preferred stock as Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution, rank senior to (i) all classes of common stock of the Company and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of Series B Convertible Preferred Stock). The holders of the Series B Preferred Stock shall not entitled to receive any dividends and shall have the voting equivalency of 4,000 shares of common stock. Each holder of Series B Preferred Stock shall have the right at any time or from time to time from and after the day immediately following the date the Series B Preferred Stock is first issued, to convert each share of Series B Preferred Stock into 4,000 fully-paid and non-assessable share of common stock, par value $0.01 per share, of the Company. In connection with any conversion hereunder, each holder of Series B Convertible Preferred Stock if such conversion occurred would cause such holder or any of its assignees to beneficially own more than 4.99% of the common stock of the Company.

10.	Common Stock

a)	During August, 2016, the Company issued 38,479,487 shares of common stock to settle $47,904 on debt conversions with two significant shareholders of the Company.

b)	During September, 2016, the Company issued 115,989,052 shares of common stock to settle $56,552 on a debt conversion with two significant shareholders of the Company.

c)	On October 6, 2016, the Company issued 24,655,278 shares of common stock to settle $4,330 on a debt conversion with two significant shareholders of the Company.

d)	During November, 2016, the Company issued 78,374,583 shares of common stock to settle $11,234 on a debt conversion with two significant shareholders of the Company.

e)	On July 13, 2017, the Company issued 29,788,980 shares of common stock to settle $8,800 of principal and $1,924 of interest on a debt conversion with a significant shareholder of the Company.

f)

As of September 30, 2017, there was an insufficient amount of the Company’s authorized common stock to satisfy the potential number of shares that would be required to satisfy the outstanding convertible preferred shares and convertible debt into common stock. In accordance with ASC 815 Derivatives and hedging, the Company analyzed which contracts could be classified as equity through the following sequencing methodology: contracts with no maturity date (convertible preferred shares) then contracts with the earliest maturity date first. Under this methodology, the management determined there was no additional liability, as there is already a derivative liability recorded for the embedded conversion feature.

11.	Commitments

a)

On February 22, 2016, the Company entered into a Release of Claims and Settlement Agreement with John R. Fitzpatrick, III, Steven Pfaff, and certain of the Company’s officers and directors. Pursuant to the settlement agreement, the parties discharged each other from all claims actions, demands, costs, losses, damages, and expenses relating to Mr. Fitzpatrick’s and Mr. Pfaff’s previous employment with the Company in consideration for an aggregate settlement amount of $200,000 in two installments. The Company and the directors also agreed to execute and deliver a pocket judgement against them which shall not be filed unless the Company fails to make the scheduled payments under the settlement agreement. On September 6, 2016, the company paid the remaining $150,000 to settle this dispute in full

b)

On October 5, 2017, the Company entered into a letter of intent for an acquisition of 100% equity of TruFood Provisions Co in exchange for 65% of Cruzani’s issued and outstanding stock and $75,000. This letter shall terminate, unless extended by mutual written agreement, upon the earliest to occur of a) written notice by the Company to TruFood, b) execution of a purchase agreement, or c) January 31, 2018. As of December 31, 2017, the company had paid $30,000 as deposit for this acquisition and $45,000 in accounts payable for the remaining balance due.

F-13

12.	Earnings (Loss) Per Share

A reconciliation of the components of basic and diluted net income per common share is presented in the tables below:

	For the Year Ended December 31,
	2017			2016
	Income (Loss)	Weighted Average Common Shares Outstanding	Per Share	Income (Loss)	Weighted Average Common Shares Outstanding	Per Share
Basic:
Income (loss) attributable to common stock	$(700,483)	321,226,043	$-	$13,501,925	122,234,935	$0.11

Diluted:
Income (loss) attributable to common stock, including assumed conversions	$(700,483)	321,226,043	$-	$13,501,925	237,835,850	$0.06

13.	Income Taxes

The Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the consolidated financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company did not incur any income tax expense for the years ended December 31, 2017, and 2016. At December 31, 2017, $6,758,513 of federal and state net operating losses were available to the Company to offset future taxable income, which will expire commencing in 2030. Given the short history of the Company and the uncertainty as to the likelihood of future taxable income, the Company has recorded a 100% valuation reserve against the anticipated recovery from the use of the net operating losses created at the inception or generated thereafter. The Company will evaluate the appropriateness of the valuation allowance on an annual basis and adjust the allowance as considered necessary. There is a potential that the NOL not be able to be used. The company is currently evaluating the ability to use the NOL in future periods.

The items accounting for the difference between income taxes computed at the statutory rates and the provisions for income taxes are as follows for the years ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016

Net income (loss) before taxes	$(700,483)	$13,501,925
Statutory rate	34%	34%

Computed expected tax (recovery)	$(238,164)	$4,590,655
Depreciation	-	2,252
Accretion	61,443	693,784
Gain/Loss on derivatives and convertible notes	(100,039)	(14,166,232)
Gain/Loss on write-down of assets and liabilities	130	413,285
Net operating loss	(119,441)	(8,466,256)
Valuation allowance	119,441	8,466,256

Net deferred taxes	$–	$–

F-14

The Company follows the provisions of FASB ASC Subtopic 740-10-65-1, Income Taxes. As of December 31, 2017, and 2016, the valuation allowance was $6,526,656 and $6,407,215, respectively. The change in the valuation allowance was $119,441 and $8,228,044 for the years ended December 31, 2017 and 2016. As of December 31, 2017, and 2016, the Company did not recognize any liability for unrecognized tax benefits.

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S., federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. As of December 31, 2017, the Company has not completed the accounting for the tax effects of enactment of the Act; however, as described below, it has made a reasonable estimate of the effects on existing deferred tax balances. These amounts are provisional and subject to change operations.

14. Subsequent Events

a)	Subsequent to year end the deposit due to TruFood was paid in full.
b)

Subsequent to year end Adar Bays converted $11,159.39 of principal into 11,702,490 shares of common stock. In Addition, GW holdings, also converted $16,000.00 in principal into 29,023,731 shares of common stock

c)

On January 4th 2018, the Company issued a convertible note payable of $25,000. The note bears interest at an annual rate of 10% per annum, is uncollateralized, and matures 1 year after the date of issuance. Monthly payment are required beginning on the maturity date. The note becomes convertible September 13, 2018.

d)

On January 14th 2018 the Company issued a convertible note payable of $25,000. The note bears interest at an annual rate of 10% per annum, is uncollateralized and matures 1 year after the date of issuance. Monthly payment are required beginning on the maturity date. The note becomes convertible September 13, 2018.

e)	Refer to 8-K’s filed subsequent to year end.
f)	Subsequent to year end the articles were amended to increase the authorized to 1 billion.

F-15

 CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash	$2,565	$3,066
Deposits on acquisition	124,000	75,000
Total Current Assets	126,565	78,066
Intangible assets	151,880	-
Property and equipment, net	6,367,227	-
Total Assets	$6,645,672	$78,066

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$349,365	$350,465
Accrued liabilities	753,033	704,987
Convertible Notes, net of discounts of $69,925 and $180,716, respectively	546,375	768,753
Derivative liabilities	335,380	409,948
Loans payable, net of discount of $68,415 and $0, respectively	495,465	111,000
Loans payable – related party	370,000	370,000
Other liabilities	6,367,227	-

Total Liabilities	9,216,845	2,715,153

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Series A Preferred stock, 3,500,000 shares authorized, par value $0.01; 3,381,520 shares issued and outstanding	33,815	33,815
Series B Preferred stock, 10,000 shares authorized, par value $0.01; 5,000 shares issued and outstanding	50	50
Common stock, 1,000,000,000 shares authorized, $0.01 par value; 515,838,889 and 345,450,049 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	5,158,392	3,454,502
Treasury stock, at cost – 58,333 shares	(773,500)	(773,500)
Additional paid in capital	68,630,154	69,892,158
Accumulated deficit	(75,620,084)	(75,244,112)
Total Stockholders' Deficit	(2,571,173)	(2,637,087)
Total Liabilities and Stockholders' Equity	$6,645,672	$78,066

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-16

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$-	$-	$-	$-

Operating Expenses:
General and administrative	42,822	-	68,245	-
Professional fees	62,600	27,728	99,600	55,289
Total operating expenses	105,422	27,728	167,845	55,289

Loss from operations	(105,422)	(27,728)	(167,845)	(55,289)

Other Income (Expense):
Interest expense	(53,453)	(42,721)	(93,195)	(234,970)
Change in fair value of derivatives	318,920	(847,462)	513,654	(874,704)
Loss on convertible notes	(592,281)	-	(628,586)	-
Total other expense	(326,814)	(890,183)	(208,127)	(1,109,674)

Loss before provision for income taxes	(432,236)	(917,911)	(375,972)	(1,164,963)
Provision for income taxes	-	-	-	-

Net Loss	$(423,236)	$(917,911)	$(375,972)	$(1,164,963)

Loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.0)	$(0.00)
Weighted average shares outstanding, basic and diluted	449,366,834	315,661,069	406,209,838	315,661,069

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-17

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(375,972)	$(1,164,963)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion expense	-	180,716
Change in fair value of derivatives	(513,654)	874,704
Loss on convertible debt	628,586	-
Debt discount amortization	31,977	-
Changes in Operating Assets and Liabilities:
Prepaids expenses and deposits	(49,000)	-
Accounts payable and accrued liabilities	29,330	13,110
Accrued liabilities – related party	38,232	96,254
Net Cash Used in Operating Activities	(210,501)	(179)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debt	210,000	-
Net Cash Provided by Financing Activities	210,000	-

Net Decrease in Cash	(501)	(179)
Cash at Beginning of Period	3,066	260
Cash at End of Period	$2,565	$81

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental disclosure of non-cash activity:
Common stock issued for conversion of debt	$107,442	$-
Promissory note issued to intangible assets	$151.880	$-
Liability incurred for asset purchase	$6,367,227	$-
Warrants issued	$57,499	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-18

CRUZANI, INC.

(FORMERLY US HIGHLAND, INC.)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(UNAUDITED)

NOTE 1 – SUMMARY OF BUSINESS AND BASIS OF PRESENTATION

Organization and Business

Cruzani, Inc. (the "Company") was originally formed as a limited liability company on February 5, 1999 under the name The Powerhouse, L.L.C. pursuant to the laws of the State of Oklahoma. On November 9, 2006, Powerhouse Productions, L.L.C. filed Articles of Conversion changing the entity from a limited liability company to a corporation under the name Harcom Productions, Inc. On January 25, 2010, Articles of Merger were filed with the State of Oklahoma merging U.S. Highland, Inc., an Oklahoma corporation into Harcom Productions, Inc. and the name of the corporation was changed to US Highland, Inc. US Highland, Inc. was a recreational power sports Original Equipment Manufacturer (“OEM”), developing motorcycles, quads, single cylinder engines, and v-twin engines under its own brand and for other OEMs. During 2017, the Company exited the recreational power sports OEM and leisure activity vehicles markets.

On June 29, 2018, the Company filed Amended and Restated Articles of Incorporation with the State of Nevada to change its name to Cruzani, Inc. Consistent with the Company’s new name, the Company changed the composition of its business direction. Supreme Sweets Acquisition Corp., a subsidiary of the Company, was renamed Oventa, Inc. (“Oventa”). Oventa operates in a 39,000 sq. foot, commercial bakery located in Toronto, Ontario, Canada, which was established in March 2015 by Mario Parravano and Barbara Parravano (collectively, the “Founders”). The Founders have been a successful and innovative force in the baked goods industry since the early 1980’s. Oventa is operating and ideally situated in west-end Toronto at the junction of two major Toronto highways, fronting the Q.E.W. corridor, 10 minutes from downtown Toronto, and only 10 minutes from Pearson International Airport. Oventa’s high speed bread, pastry and donut lines, spiral and walk-in coolers and freezers, tunnel, revolving, and deck ovens, and equipment to produce virtually any bakery or snack product are in place and operational. There is considerable room to expand on the property. Oventa services local coffee shops and manufactures private label products for customers in Canada and the U.S.

Oventa will be the second, major operational focus of the Company. The asset acquisition of Supreme Sweets and subsequent re-branding as Oventa is in addition to the acquisition of TruFood Provisions Co., which is also being rebranded and will launch in 2019.

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, USH Distribution Corp., Powersports Brand Alliance, Inc., and Supreme Sweets Acquisition Corp. All significant intercompany transactions and balances have been eliminated.

The unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments (consisting of normal recurring adjustments unless otherwise indicated) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Certain prior year amounts have been reclassified to conform to current year presentation.

Certain information in footnote disclosures normally included in the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and have been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The Company believes the disclosures are adequate to make the information presented not misleading.

These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed on April 4, 2018 (the “2017 Annual Report”).

F-19

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going-concern basis. The going concern basis assumes that assets are realized, and liabilities are extinguished in the ordinary course of business at amounts disclosed in the consolidated financial statements. The Company has incurred recurring losses from operations, but as of June 30, 2018 current assets exceed current liabilities by $3,796,054. The Company has an accumulated deficit of $75,620,084. The Company’s ability to continue as a going concern depends upon its ability to obtain adequate funding to support its operations through continuing investments of debt and/or equity by qualified investors/creditors, internally generated working capital and monetization of intellectual property assets. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management is currently pursuing a business strategy which includes raising the necessary funds to finance the Company's development and marketing efforts.

NOTE 2 – DEPOSITS ON ACQUISITION

On March 8, 2018, the Company entered into a share exchange agreement with TruFood Provisions Co (“TruFood”). Pursuant to an amendment to the share exchange agreement dated March 8, 2018, the Company will exchange 1 billion shares of the Company, and cash, for 100% of the equity of TruFood. It is expected that all other debt related to the operation of TruFood will be retired at or prior to the closing date. As of June 30, 2018, the Company had deposited $124,000 related to this acquisition.

NOTE 3 – ASSET ACQUISITION

On June 30, 2018, Supreme Sweets Acquisition Corp. (n/k/a Oventa, Inc.), a subsidiary of the Company, and the Company (collectively, the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Supreme Sweets Inc. and 2498411 Ontario, Inc., as sellers (collectively, the “Seller”), pursuant to which in exchange for CAD $200,000 and a twenty percent (20%) interest in Oventa, Inc., the Company agreed to acquire the trade secret assets of Seller upon the terms and subject to the conditions set forth in the Asset Purchase Agreement. The value of the assets recorded is currently an estimate based upon the estimated fair value of the assets acquired under ASC 805-50-25-1. There has been no goodwill or a loss recorded related to the acquisition. The compensation amount is to be paid to Supreme Sweets Inc, is currently recorded as other liabilities. A second closing occurred on July 31, 2018, pursuant to which the Company acquired the furniture, fixtures and equipment of Seller in exchange for CAD $100,000. Seller is engaged in the business of preparing delicious snacks, pastries and baked goods with high quality ingredients for exceptional taste, including low calorie and gluten-free alternatives.

F-20

NOTE 4 – LOANS PAYABLE

Loans payable consist of the following:		June 30, 2018	December 31, 2017
a)	On May 30, 2013 and August 12, 2013, the Company received advances from a director for $2,000 and $25,000, respectively. On August 12, 2013, the Company entered into an unsecured, non-guaranteed, demand loan agreement with the director for $27,000. The loan bears interest at 1% per annum compounded monthly.	$27,000	$27,000
b)	On February 27, 2014, and March 19, 2015, the Company received advances from a director of $6,000, and $10,200, respectively. During the year ended December 31, 2015, the Company repaid $13,200. The advances are unsecured, due on demand and bears interest at 1% per annum compounded and calculated monthly.	$3,000	$3,000
c)

On September 18, 2014, May 29, 2015, July 3, 2015, December 2, 2015, and January 4, 2016, the Company entered into unsecured, non-guaranteed, loan agreements pursuant to which the Company received proceeds of $35,000, $4,000, $5,000, $22,000, and $45,000, respectively. The loans bear interest at 8% per annum compounded annually and are due 1 year after the date of issuance. On May 31, 2017, the Company executed a conversion addendum for each of the original loans for $22,000 and $45,000. The terms per the addendum allow the note holder to convert any portion of the principal and accrued interest into shares of common stock at $0.0001 per share.

		$111,000	$111,000
d)	On December 4, 2014, January 29, 2015, August 12, 2015, August 21, 2015, September 1, 2015, September 15, 2015, November 13, 2015, and December 23, 2015, the Company issued unsecured notes payable of $20,000, $20,000, $20,000, $25,000, $40,000, $25,000, $30,000 and $10,000, respectively, to a significant shareholder. The notes bear interest at an annual rate of 8% per annum, are uncollateralized, and due 1 year after the date of issuance.	$190,000	$190,000
e)	On September 2, 2016 the Company issued an unsecured note payable of $100,000 respectively to a significant shareholder. The note bears interest at an annual rate of 5% per annum, is uncollateralized, and due 1 year after the date of issuance.	$100,000	$100,000
f)	On September 2, 2016 the Company issued an unsecured note payable of $50,000 respectively to a significant shareholder. The note bears interest at an annual rate of 5% per annum, is uncollateralized, and due 1 year after the date of issuance.	$50,000	$50,000

	Total	$481,000	$481,000
	Less Short-Term Portion	(481,000)	(481,000)
	Long Term Loans Payable	$-	$-

Above notes are past due as of the issuance of these financial statements.

NOTE 5 – CONVERTIBLE NOTES

a) On July 25, 2013, the Company issued a convertible note for up to $500,000 and warrants to purchase 12,500,000 underlying shares of the Company’s common stock. The warrants are exercisable into 10,000,000 common shares of the Company at $0.05 per share and 2,500,000 shares at an exercise price of $0.10 per share until July 31, 2014. During the year ended December 31, 2013, the Company received proceeds of $500,000 under the note. The note bears interest at 8% per annum compounded monthly, and principal and interest are due on July 31, 2014. In addition, so long as any amounts are due hereunder, the Company is obligated to remit to the lender 100% of all revenues, payments and receivables from the sale of the first 50 engines sold by the Company. The note is secured against substantially all of the assets of the Company.

The note may be prepaid by the Company without penalty with 30 days prior notice. The note is convertible into shares of the Company’s common stock at any time at a conversion price equal to $0.02 per share and is subject to adjustment upon the issuance of certain dilutive instruments and other events. The conversion price was subsequently reduced to $0.01 per share upon the failure to file various reports with the SEC within 120 days of the issuance of the note.

On December 31, 2015, the Company and the note holder agreed to extend the maturity date to December 31, 2016. Interest shall accrue at 12% per annum but may be reduced to 8% for any period of time in which the interest is paid in cash and not accrued. The Company accounted for the modification in accordance with ASC 405-20 and ASC 470-50-40. As the present value of the future cash flows was more than 10% different than the cash flows of the original debt, it was determined that the original and new debt instruments are substantially different, and the Company treated the original convertible note extinguished and exchanged for a new convertible note. The Company recorded a gain on extinguishment of debt of $492,585. The Company also recognized the fair value of the embedded conversion feature of $16,507,415 as a derivative liability and reduced the value of the convertible loan to $nil.

F-21

During the year ended December 31, 2015, the Company recorded total accretion of $500,000. At June 30, 2018 and December 31, 2017, the carrying value of the note was $500,000.

b) On February 11, 2016, the Company entered into two convertible promissory notes for a total of $275,000, pursuant to which the Company received proceeds of $237,500, net of an original issue discount of $25,000 and legal fees of $12,500. The notes are convertible at a price equal to 60% of the lowest trading price of the Company's common stock for the 20 prior trading days, bearing interest at 8% per annum and due on February 11, 2017. Due to these provisions, the embedded conversion options qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. The initial fair value of the derivative liabilities of $308,492 resulted in a full discount to the note payable of $250,000 and the recognition of $59,492 as additional interest expense.

During the year ended December 31, 2017, the entire balance of the discounts and costs were recognized in full. At June 30, 2018 and December 31, 2017, the carrying value of the notes was $275,000 and $275,000 with unamortized discount of $nil and $0, respectively. These notes are past due as of the issuance of these financial statements, as a result the interest rate increased to 24%.

c) On May 17, 2016, the Company entered into a convertible promissory note for $55,000, pursuant to which the Company received proceeds of $48,000, net of an original issue discount of $5,000 and legal fees of $2,000. The notes are convertible at a price equal to 55% of the lowest trading price of the Company's common stock for the 20 prior trading days, bearing interest at 8% per annum and due on May 17, 2017. Due to these provisions, the embedded conversion options qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. The initial fair value of the derivative liabilities of $95,047 resulted in a full discount to the note payable of $50,000 and the recognition of $45,047 as additional interest expense.

At June 30, 2018 and December 31, 2017, the carrying value of the notes was $26,200 and $59,400 with unamortized discount of $0 and $0, respectively. These notes are past due as of the issuance of these financial statements, as a result the interest rate increased to 24%.

d) On October 30, 2017, the Company entered into a convertible promissory note for $25,000, pursuant to which the Company received proceeds of $25,000. The notes are convertible at any time after September 13, 2018 at a mutually agreed upon conversion price, bearing interest rate at 10% per annum and due on October 30, 2019. Due to these provisions, the embedded conversion options does not currently qualify for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging.

At June 30, 2018 and December 31, 2017, the carrying value of the note was $25,000 and $25,000, respectively.

e) On November 18, 2017, the Company entered into a convertible promissory note for $25,000, pursuant to which the Company received proceeds of $25,000. The notes are convertible at any time after September 13, 2018 at a mutually agree upon conversion price, bearing interest rate at 10% per annum and due on November 30, 2019. Due to these provisions, the embedded conversion options does not currently quality for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging.

During January and February 2018, the Company received an additional $100,000 under the same terms as the preciously issued convertible promissory note.

At June 30, 2018 and December 31, 2017, the carrying value of the notes was $125,000 and $25,000, respectively.

f) On March 16, 2018, the Company entered into a convertible promissory note for $36,750, pursuant to which the Company received proceeds of $35,000, net of an original issue discount of fees of $1,750. The note is convertible at a price equal to 55% of the lowest trading price of the Company's common stock for the 20 prior trading days, bearing interest at 8% per annum and due on March 15, 2019. Due to these provisions, the embedded conversion options qualified for derivative accounting and bifurcation under ASC 815-15 Derivatives and Hedging. The initial fair value of the derivative liabilities of $71,305 resulted in a full discount to the note payable of $36,750 and the recognition of $36,305 as a loss on the issuance of a convertible note.

g) May 21, 2018 the Company entered into a securities purchase agreement with L2 Capital, LLC pursuant to which the Company issued and sold a promissory note to the Holder in the aggregate principal amount of up to $568,054. which is convertible into shares of common stock of the Company. The Note accrues interest at a rate of 8% per annum. The aggregate principal amount of up to $568,054.00 consists of a prorated original issuance discount of up to $55,554. and a $12,500 credit to Holder for transactional expenses with net consideration to the Company of up to $500,000 which will be funded in tranches. The maturity date of each tranche funded shall be six months from the effective date of each payment and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees for each tranche, shall be due and payable. The Holder shall have the right at any time to convert all or any part of the funded portion of the Note into fully paid and non-assessable shares of common stock of the Company at the Conversion Price, which is equal to $0.01 per share (the “Fixed Conversion Price”), provided, however, that at any time on or after the occurrence of any Event of Default (as defined therein) under the Note, the Conversion Price shall mean the lesser of the (i) Fixed Conversion Price and (ii) 55% multiplied by the lowest VWAP of the common stock during the thirty trading day (as defined therein) period ending, in Holder’s sole discretion on each conversion, on either (i) the last complete Trading Day prior to the conversion date.

The company received two tranches of funding as of June 30, 2018 for a total outstanding balance, including fees and OID of $123,611.

F-22

NOTE 6 – DERIVATIVE LIABILITIES

The embedded conversion options of the Company’s convertible debentures described in Note 3 contain conversion features that qualify for embedded derivative classification. The fair value of these liabilities will be re-measured at the end of every reporting period and the change in fair value will be reported in the statement of operations as a gain or loss on derivative financial instruments.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities:

	June 30, 2018	December 31, 2017
Balance at the beginning of the period	$409,948	$402,881
Addition of new derivative liabilities	656,030	-
Change in fair value of embedded conversion option	(445,972)	44,084
Derecognition of derivatives upon settlement of convertible notes	(284,626)	(37,017)

Balance at the end of the period	$335,380	$409,948

The Company uses Level 3 inputs for its valuation methodology for the warrant derivative liabilities and embedded conversion option liabilities as their fair values were determined by using the Black- Scholes option pricing model based on various assumptions. The model incorporates the price of a share of the Company’s common stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life. Significant changes in any of these inputs in isolation would result in a significant change in the fair value measurement. As, required, these are classified based on the lowest level of input that is significant to the fair value measurement. The following table shows the assumptions used in the calculations:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)
At December 31, 2017	335%	1.39%	0%	0.25 – 2.50
At June 30, 2018	275.86% – 306.16%	1.93%-2.11%	0%	0.25 - .71

NOTE 7 – WARRANTS

In connection with the issuance of the convertible note with L2 Capital, LLC and funding of the initial tranche of $50,000 on the Note, the Company also issued a common stock purchase warrant to purchase up to 7,638,092 shares of the Company’s common stock pursuant to the terms therein as a commitment fee. At the time that each subsequent tranche under the Note is funded by the Holder in cash, then on such funding date, the warrant shares shall immediately and automatically be increased by the quotient of 100% of the face value of the respective tranche and 110% of the VWAP of the common stock on the Trading Day immediately prior to the funding date of the respective tranche. As of June 30, 2018, the Company had received two $50,000 tranches for which is issued warrants.

The warrants have a variable exercise price per the above and expire in five years. The aggregate fair value of the warrants, which was allocated against the debt proceeds totaled $57,499 based on the Black Scholes Merton pricing model. The fair value was credited to additional paid in capital and debited to debt discount to be amortized over the term of the loan.

F-23

A summary of the status of the Company’s outstanding stock warrants and changes during the periods is presented below:

	Shares available to purchase with warrants	Weighted Average Price	Weighted Average Fair Value

Outstanding, December 31, 2017	-	$-	$-

Issued	32,329,203	$0.0034	$0.0034
Exercised	-	$-	$-
Forfeited	-	$-	$-
Expired	-	$-	$-
Outstanding, June 30, 2018	32,329,203	$0.0034	$0.0034

Exercisable, June 30, 2018	32,329,203	$0.0034	$0.0034

Range of Exercise Prices	Number Outstanding 6/30/2018	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.0023 – 0.0071	32,329,203	4.94 years	$0.0034

NOTE 8 – COMMON STOCK

During the six months ended June 30, 2018, the Company issued 170,388,840 shares of common stock to settle $94,257 of principal and $13,185 of accrued interest on its convertible notes.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855-140, Subsequent Events, the Company analyzed its operations subsequent to June 30, 2018, through the date the financial statements were available to be issued and has determined that there are no material subsequent events to disclose in these financial statements other than the following.

Subsequent to June 30, 2018 the company issued 108,348,127 shares of common stock for conversion of approximately $69,000 of its convertible debt.

Effective as of July 5, 2018, the Company’s Board of Directors and Majority Stockholder approved and adopted the Amended and Restated Articles of Incorporation of the Company to, (i) change the name of the Company to “Cruzani, Inc.”; and (ii) change the ticker symbol of the Company to a symbol approved by FINRA.

F-24

Subject to Completion, Dated September 20, 2018

Prospectus

3,176,381 Shares

Common Stock

______________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Item	Amount to be paid
SEC registration fee	$41.52
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	4,958.48
Total	$25,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such bylaws and applicable Nevada law.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company issued the following securities in the three years preceding the filing of this Registration Statement:

On September 30, 2015, the Company issued an aggregate of 3,381,520 shares of Series A Preferred Stock at a fair value of $12,849,776 to settle convertible and promissory notes in the amount of $1,487,000 and accrued interest of $203,760.

On September 18, 2014, February 18, 2015, March 9, 2015, March 31, 2015, May 8, 2015, May 29, 2015 and July 3, 2015, the Company entered into unsecured, non-guaranteed, loan agreements pursuant to which the Company received proceeds of $35,000, $20,000, $50,000, $50,000, $65,000, $4,000, and $5,000, respectively. The loans bore interest at 8% per annum compounded annually and were due 1 year after the date of issuance. On September 30, 2015, the Company issued 384,002 shares of Series A Preferred Stock for settlement of $185,000 of notes payable and $7,001 of accrued interest.

On August 26, 2014, December 4, 2014, December 18, 2014, January 29, 2015, August 12, 2015, August 21, 2015, September 1, 2015 and September 15, 2015, the Company issued unsecured notes payable of $15,000, $20,000, $200,000, $20,000, $20,000, $25,000, $40,000, and $25,000, respectively to a significant shareholder. The notes bore interest at an annual rate of 8% per annum, were uncollateralized, and due 1 year after the date of issuance. On September 30, 2015, the Company issued 457,734 shares of Series A Preferred Stock for settlement of $215,000 of notes payable and accrued interest of $13,867.

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The Company issued the following unsecured notes payable to a significant shareholder. The notes bore interest at an annual rate of 8% per annum, were uncollateralized, and were due 2 years after the date of issuance. On September 30, 2015, the Company issued 1,353,678 shares of Series A Preferred Stock for the settlement of all of the following $607,000 of notes payable and $69,839 of accrued interest:

On February 11, 2016, the Company issued a convertible promissory note in the aggregate principal amount of $137,500 to Adar Bay, LLC, pursuant to which the Company received net proceeds of $118,750. The note is convertible at a price equal to 60% of the lowest trading price of the Company's common stock for the 20 prior trading days, bears interest at 8% per annum and is due on February 11, 2017. The use of proceeds was working capital.

On February 11, 2016, the Company issued a convertible promissory note in the aggregate principal amount of $137,500 to Union Capital, LLC, pursuant to which the Company received net proceeds of $118,750. The note is convertible at a price equal to 60% of the lowest trading price of the Company's common stock for the 20 prior trading days, bears interest at 8% per annum and is due on February 11, 2017. The use of proceeds was working capital.

On May 17, 2016, the Company issued a convertible promissory note for $55,000, pursuant to which the Company received proceeds of $48,000, net of an original issue discount of $5,000 and legal fees of $2,000. The notes are convertible at a price equal to 55% of the lowest trading price of the Company's common stock for the 20 prior trading days, bearing interest at 8% per annum and due on May 17, 2017.

On July 13, 2017, the Company issued 29,788,980 shares of common stock to settle $8,800 in principal and $1,924 of interest on a debt conversion with Union Capital, LLC, a significant shareholder of the Company.

During the three months ended March 31, 2018, the Company issued 55,941,778 shares of common stock to settle $35,159 of principal and $8,380 of accrued interest on its convertible notes.

On May 10, 2018, the Company issued and sold a promissory note to L2 Capital, LLC in the aggregate principal amount of up to $568,054.00 and also issued a Common Stock Purchase Warrant to L2 Capital, LLC for the purchase of up to 7,638,092 shares of common stock.

During the three months ended June 30, 2018, the Company issued 114,447,062 shares of common stock to settle $59,098 of principal and $4,805 of accrued interest on its convertible notes.

As of September 12, 2018, during the three months ended September 30, 2018, the Company issued 133,348,127 shares of common stock to settle $83,040.55 of principal and accrued interest on its convertible notes.

The above issuances are subject to adjustment to reflect the assumed 1-for-100 reverse stock split of our common stock, which will be effected prior to the effectiveness of this registration statement.

On September 10, 2018, the Company issued 5,000,000 shares of Series C Preferred Stock to its chief executive officer.

On September 10, 2018, the Company issued 125,000 shares of Series D Preferred Stock to L2 Capital.

Except as otherwise noted, the securities in these transactions were sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act for transactions not involving any public offering. Each of the persons acquiring the foregoing securities was an accredited investor (as defined in Rule 501(a) of Regulation D) and confirmed the foregoing and acknowledged, in writing, that the securities must be acquired and held for investment. All certificates evidencing the shares sold bore a restrictive legend. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith. The proceeds from these sales were used for general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Title of Document	Location
3.1	Amended and Restated Articles of Incorporation	Incorporated by reference from the current report on Form 8-K filed July 11, 2018.
3.2	By-laws	Incorporated by reference from Form SB-2 filed on December 27, 2006.
3.3	Series A Preferred Stock Designation	Incorporated by reference from Exhibit 3.1 to the current report on Form 8-K filed October 9, 2015.
3.4	Series B Preferred Stock Designation	Incorporated by reference from Exhibit 3.1 to the current report on Form 8-K filed November 23, 2015.
3.5	Series C Preferred Stock Designation	*
3.6	Series D Preferred Stock Designation	*
5.1	Legal Opinion of Lucosky Brookman LLP	†
10.1	Stock Purchase Agreement, dated as of March 8, 2018, by and among the Company as buyer, TruFood Provisions Co., as the target, and Device Corp., as seller.	Incorporated by reference from the current report on Form 8-K filed March 14, 2018.
10.2	Equity Purchase Agreement, dated March 20, 2018	Incorporated by reference from the current report on Form 8-K filed March 22, 2018.
10.3	Form of Promissory Note by and between the Company and holder, dated May 10, 2018	Incorporated by reference from the current report on Form 8-K filed May 29, 2018.
10.4	Form of Stock Purchase Agreement by and between the Company and holder, dated May 10, 2018	Incorporated by reference from the current report on Form 8-K filed May 29, 2018.
10.5	Form of Warrant Agreement by and between the Company and Holder, dated May 10, 2018	Incorporated by reference from the current report on Form 8-K filed May 29, 2018.
10.6

Asset Purchase Agreement, dated as of June 30, 2018, by and among Supreme Sweets Acquisition Corp. and the Company, collectively as buyer, and Supreme Sweets, Inc. and 2498411 Ontario, Inc., collectively as seller

Incorporated by reference from the current report on Form 8-K filed July 11, 2018.
10.7	Registration Rights Agreement, dated as of July 23, 2018, by and between the Company and L2 Capital, LLC	Incorporated by reference from the current report on Form 8-K filed August 6, 2018.
10.8	Equity Purchase Agreement, dated as of July 23, 2018, by and between the Company and L2 Capital, LLC	Incorporated by reference from the current report on Form 8-K filed August 6, 2018.
21.1	Schedule of Subsidiaries	*
23.1	Consent of Fruci & Associates II, PLLC.	*
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)	*
101.INS*	XBRL Instance Document**	**
101.SCH*	XBRL Extension Schema Document**	**
101.CAL*	XBRL Extension Calculation Linkbase Document**	**
101.DEF*	XBRL Extension Definition Linkbase Document**	**
101.LAB*	XBRL Extension Labels Linkbase Document**	**
101.PRE*	XBRL Extension Presentation Linkbase Document**	**

________

† To be filed by amendment.

* Filed herewith.

** In accordance with Rule 406T of Regulation S-T, this information is deemed not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 20, 2018.

CRUZANI, INC.

By:	/s/ Everett M. Dickson
Everett M. Dickson Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Everett M. Dickson	Chief Executive Officer, Chief Financial Officer and Sole Director	September 20, 2018
Everett M. Dickson	(Principal Executive and Financial Officer)

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